Use these links to rapidly review the document
TABLE OF CONTENTS Prospectus Supplement

TABLE OF CONTENTS 3

Information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to
Rule 424(b)(5)

SUBJECT TO COMPLETION. DATED JULY 25, 2012.

Registration Nos.
333-182712 and
333-182712-02

Prospectus Supplement to Prospectus dated July 17, 2012

AngloGold Ashanti Holdings plc

$                                % notes due 20

Fully and Unconditionally Guaranteed by
AngloGold Ashanti Limited

         The        % notes due 20    , or the "notes", will bear interest at a rate of        % per year. AngloGold Ashanti Holdings plc, or "Holdings", will pay interest on the notes each                        and                         , commencing on                        , 2013.

         Unless Holdings redeems the notes earlier, the notes will mature on                        , 20    . The notes will rank equally with Holdings' senior, unsecured debt obligations and the guarantee will rank equally with all other senior, unsecured debt obligations of AngloGold Ashanti Limited.

         Holdings may redeem some or all of the notes at any time and from time to time at the redemption price determined in the manner described in this prospectus supplement. Holdings may also redeem the notes in whole if certain tax events occur as described in this prospectus supplement. In addition, upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a downgrade, within a specified period, of the notes from an investment grade rating to below an investment grade rating by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of its principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

         We will apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

         See "Risk Factors" starting on page S-16 of this prospectus supplement to read about factors you should consider before investing in the notes.

         Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note		Total
Initial public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to AngloGold Ashanti Holdings plc		%	$

(1)
Plus accrued interest, if any, from                        , 2012 if settlement occurs after that date.

         The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme) on or about                        , 2012.

Joint Book-Runners
Barclays	Citi	HSBC	Scotiabank

Prospectus Supplement dated                        , 2012

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of debt securities of AngloGold Ashanti Holdings plc guaranteed by AngloGold Ashanti Limited. The second part, the accompanying base prospectus, presents more general information. Generally, when we refer only to the "prospectus", we are referring to the base prospectus, including the documents incorporated by reference in the base prospectus.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this document or in one to which we have referred you in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date hereof.

        Unless the context requires otherwise, in this prospectus supplement, "Holdings" refers to AngloGold Ashanti Holdings plc and the "Company", the "Group", "we" or "us" refers to AngloGold Ashanti Limited and its consolidated subsidiaries.

        In this prospectus supplement, references to rands, ZAR and R are to the lawful currency of the Republic of South Africa, references to Australian dollars and A$ are to the lawful currency of Australia, references to U.S. dollars, dollars or $ are to the lawful currency of the United States and references to £ or British pounds are to the lawful currency of the United Kingdom.

        In connection with the offering, the underwriters are not acting for anyone other than us and they will not be responsible to anyone other than us for providing the protections afforded to their clients or for providing advice in relation to the offering.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports and other information with the United States Securities and Exchange Commission, or "SEC". The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes and incorporates by reference "forward-looking information" within the meaning of Section 27A of the Securities Act of 1933, as amended, or "the Securities Act", and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act". All statements other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs, return on shareholders' equity, productivity improvements and other operating results, growth prospects and outlook of our operations, individually or in the aggregate, including the completion and commencement of commercial operations of certain of our exploration and production projects and the completion of acquisitions and dispositions, our liquidity, capital resources and capital expenditure, and the outcome and consequences of any potential or pending litigation or regulatory (including tax) proceedings or environmental issues, are forward-looking statements regarding our operations, economic performance and financial condition. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events and

S-ii

generally may be identified by the use of forward-looking words or phrases such as "believe", "aim", "expect", "anticipate", "intend", "foresee", "forecast", "likely", "should", "planned", "may", "estimated", "potential" or other similar words and phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

        You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus supplement. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic and market conditions, success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals and actions, fluctuations in gold prices and exchange rates, and business and operational risk management. For a discussion of certain of these and other factors, refer to the information under the heading "Risk Factors". These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

        You should review carefully all information, including the financial statements and the notes to the financial statements, included in this prospectus supplement (and all documents incorporated herein by reference). The forward-looking statements included in this prospectus supplement are made only as of the last practicable date and the forward-looking statements in the documents incorporated by reference are made only as of the last practicable date before the filing of such documents. We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

NOTE TO UK INVESTORS

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, being, among other things, high net worth companies and/or unincorporated associations, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000 (as amended) (the "FSMA") in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

S-iii

 NOTE TO EEA INVESTORS

        This prospectus supplement has been prepared on the basis that any offer of securities in any Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we, nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or any underwriter to publish or supplement a prospectus for such offer. For the purposes of this provision, Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of Holdings reside outside the United States and all except one of AngloGold Ashanti Limited's directors, all of AngloGold Ashanti Limited's officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of the U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

        Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Edward Nathan Sonnenbergs Inc., our South African counsel, that there are additional factors to be considered under South African law in respect of the enforceability, in South Africa (in original actions, in actions for enforcement, or judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws. These additional factors include, but are not necessarily limited to, (i) South African public policy considerations; (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable

S-iv

rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa, and (iv) the South African courts' inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts' intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts' jurisdiction).

        Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws.

NON-GAAP FINANCIAL MEASURES

        In this prospectus supplement and in documents incorporated by reference herein, we present financial items such as "total cash costs", "total cash costs per ounce", "total production costs" and "total production costs per ounce" which have been determined using industry guidelines and practices and are not US GAAP measures. An investor should not consider these items in isolation or as alternatives to production costs, net income/(loss) applicable to common shareholders, income/(loss) before income tax provision, net cash provided by operating activities or any other measure of financial performance presented in accordance with US GAAP either in this document or in any document incorporated by reference herein.

        While the Gold Institute has provided definitions for the calculation of total cash costs and total production costs, the calculation of total cash costs, total cash costs per ounce, total production costs and total production costs per ounce may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies. However, we believe that total cash costs and total production costs in total, by mine and per ounce are useful indicators to investors and management as they provide:

  •
  an indication of profitability, efficiency and cash flows;

  •
  the change in costs as mining operations mature over time on a consistent basis; and

  •
  an internal benchmark of performance to allow for comparison against other mines, both within our group and of other gold mining companies.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus supplement. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offering:

  •
  Our annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 23, 2012 (our "2011 Form 20-F"); and

  •
  Our Form 6-K filed with the SEC on June 27, 2012 containing unaudited condensed consolidated financial information as of March 31, 2012 and December 31, 2011 and for each of the three-month periods ended March 31, 2012 and 2011, prepared in accordance with US GAAP, and related management's discussion and analysis of financial condition and results of operations (our "2012 First Quarter Report").

S-v

        You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

    AngloGold Ashanti North America Inc.
    7400 E. Orchard Road
    Suite 350
    Greenwood Village, CO 80111
    Telephone: +1 (303) 889-0753
    Fax: +1 (303) 889 0707
    E-mail: WChancellor@AngloGoldAshantiNA.com

  on and after October 1, 2012:

    AngloGold Ashanti North America Inc.
    6300 South Syracuse Way
    Suite 500
    Centennial, CO 80111
    Telephone: +1 (303) 889-0753
    Fax: +1 (303) 889 0707
    E-mail: WChancellor@AngloGoldAshantiNA.com

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference herein. This summary is not complete and does not contain all the information that may be important to you. Potential investors should read the entire prospectus supplement, the prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed under "Risk Factors".

AngloGold Ashanti Limited

Company Overview

        We are a global gold company with a portfolio of assets and differing orebody types in key gold-producing regions. As at December 31, 2011, we had gold reserves of 75.6 million ounces (2010: 71.2 million ounces). For the year ended December 31, 2011, we had consolidated revenues of $6,570 million (which excludes revenue from by-products and interest earned) (2010: $5,334 million) and total cash costs of $733 per ounce (2010: $627 per ounce). In 2011, we produced 4.33 million ounces of gold (2010: 4.52 million ounces) as well as 1.38 million pounds of uranium, 2.96 million ounces of silver and 206.54 tonnes of sulfuric acid as by-products.

        We were formed following the consolidation of the gold interests of Anglo American plc into a single company in 1998. At that time, our production and reserves were primarily located in South Africa (97% of 1997 production and 99% of reserves as at December 31, 1997) and one of our objectives was to achieve greater geographic and ore body diversity. Through a combination of mergers, acquisitions, disposal initiatives and organic growth, and through the operations in which we have an interest, we have developed a high-quality, well-diversified asset portfolio, including:

  •
  production from 20 operations in ten countries: Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States;

  •
  gold production for the year ended December 31, 2011 of approximately 63% and reserves at December 31, 2011 of approximately 57% from operations outside South Africa; and

  •
  gold production from a broad variety of ore body types as well as a variety of open-pit and heap-leach, underground, and surface and dump reclamation operations.

        Our strategy in respect of this portfolio and our current strategic objectives are discussed below.

        We were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act 71 of 2008, as amended. On April 26, 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our principal executive office is located at 76 Jeppe Street, Newtown, Johannesburg, South Africa 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone +27 11 637-6000).

Strategy

        Our business strategy has five principal components:

  •
  promote the organizational development of the group as a strategic value-driver;

  •
  maximize margins by managing both revenue and costs to ensure delivery and protection of returns throughout the economic cycle;

  •
  manage the business as an asset portfolio by using capital deployment optimization approaches to support the delivery of return targets;

  •
  grow the business both organically and through acquisitions, and be opportunistic in seeking value accretive targets; and

  •
  embrace sustainability principles by developing business and social partnerships based on mutual value creation, while maintaining a focus on ensuring the safety and well-being of employees and local communities and on managing environmental and other impacts.

We also seek to maintain investment grade debt ratings in order to promote financial discipline and to provide what we believe is a competitive cost of capital.

        The key features of these components of our strategy are:

Promote the organizational development of the group

        We recognize the strategic importance of the group's organizational development and through our:

  •
  mission: we seek to define a clear view of the organization;

  •
  vision: we seek to reflect a clear and consistent view of the organization's future;

  •
  values: we recognize that the process used to achieve results is as important as the results themselves;

  •
  business process framework: we seek to define the policy, standards and operating framework necessary to establish a flexible and responsive work model within which people have the opportunity to be creative and realize their potential; and

  •
  organizational model: we seek to ensure that the right person does the right work, in the right way and at the right time.

Maximize margins

        We seek to maximize margins by actively managing revenues and costs. In particular, we seek to maximize value from our products by:

  •
  offering exposure to spot prices;

  •
  delivering products of a consistent quality and on time;

  •
  seeking to maintain cost inflation below the industry average; and

  •
  applying resource development strategies to maintain operating margins over the lifecycle of an asset.

Manage the business as an asset portfolio

        We seek to optimize capital deployment by investing only in assets and growth opportunities that we believe will offer attractive returns. We rank each asset and project as part of our business planning process, both in absolute terms and relative to our peer group, with the aim of:

  •
  ensuring that individual assets and projects meet or exceed specified risk-adjusted rates of return;

  •
  identifying the strengths and weaknesses of the portfolio, with a particular focus on portfolio risk;

  •
  implementing strategies to optimize orebody capability;

  •
  applying methods and design to optimize operating performance;

  •
  ensuring the application of detailed planning and scheduling, together with the use of best-practice operating methods associated with each asset;

  •
  optimizing returns from existing assets and growth opportunities; and

  •
  selling the assets that no longer meet our criteria of attractive valuations.

Grow the business

        We seek to enhance value by conducting exploration, pursuing mergers and acquisition opportunities, and maximizing the value of the commodities within our portfolio:

  •
  greenfield & brownfield exploration and project development. In 2011, we managed extensive greenfield exploration programs, either through joint ventures, strategic alliances or wholly owned subsidiaries, in 17 countries, including Australia, Colombia, Brazil, Argentina, the Solomon Islands, Gabon, Guinea, Egypt, Ethiopia, the Democratic Republic of the Congo ("DRC") and Canada. We also conduct brownfield exploration, which promotes organic growth and makes use of our existing infrastructure by focusing on areas around our current operations.

        Our investments in exploration in recent years have resulted in the advancement of five primary development projects. They are:

  Tropicana, which is an unincorporated joint venture between us (70%) and Independence Group NL (30%) that is located 330 kilometers east-northeast of Kalgoorlie in Western Australia. We manage the project on behalf of the joint venture partners. Tropicana is our most advanced project. As at December 31, 2011, engineering and design for processing plant and infrastructure was approximately 75% complete, procurement of all equipment was 90% complete and the delivery of the equipment was in line with the project schedule. We began construction of the processing plant in late 2011. In 2012, we started the bulk earthworks for the plant site, internal access roads and concrete works.

  Kibali, which is a joint venture between us and Randgold Resources Limited ("Randgold"), each owning a 45% stake, and Société des Mines d'Or de Kilo-Moto ("SOKIMO"), the DRC's state-owned gold company, which owns a 10% interest. We acquired Kibali as a result of the acquisition of Moto Goldmines in 2009. The project lies in northeastern DRC, adjacent to the town of Doko, 180 kilometers by road from Arua, on the Ugandan border. Jersey-based Randgold, which is also AngloGold Ashanti's partner at the Morila gold mine in Mali, is the operator and project manager at Kibali. We aim for the Kibali mine to comprise an integrated open pit and underground mining operation. We had secured long-lead plant and equipment items, selected key contractors and assembled a development management team by the end of 2011.

  Mongbwalu, a gold project in northeastern DRC that is a venture between us, with an 86% interest, and SOKIMO, which owns the balance. The deposit lies about 48 kilometers northwest of the town of Bunia. The venture holds 18 tenements which covered an extensive area of 5,487m2 at the end of 2011.

  Gramalote, a joint venture between AngloGold Ashanti Limited (51%) and Vancouver-based B2Gold, located 110 kilometers northeast of Medellin in the municipality of San Roque, which is in the department of Antioquia, Colombia. We expect this project, which we have managed since September 2010, to be our first operating gold mine in Colombia. During 2011, we undertook a total of approximately 30,700 meters of drilling at Gramalote, including on satellite areas adjacent to the main Cerro Gramalote ore body. We invested $30 million in the prefeasibility study in 2011, which included exploration on approximately 10% of the 30,000 hectare concession area.

  La Colosa, which is located 14 kilometers from the town of Cajamarca, in the department of Tolima, across the steep terrain of Colombia's central Cordillera province. At a time when many of the world's newest gold deposits are built in remote regions, La Colosa lies less than six kilometers away from a national highway and close to Colombia's main power grid. La Colosa is the largest greenfield discovery we have made to date. We completed approximately 47,600 meters of drilling in 2011 and we spent $64 million on the prefeasibility study during the year.

  •
  mergers and acquisitions. We selectively pursue value accretive merger and acquisition opportunities; for example our recent acquisitions involving Serra Grande and First Uranium.

  •
  other commodities. We aim to maximize the value of other commodities within the group's existing and developing asset portfolio.

Embrace sustainability principles

        Our sustainable development framework seeks to address a number of interlinked issues that are critical to business sustainability. In particular:

  •
  in a climate of increased resource competition, our framework seeks to enable the countries and local communities in which we operate to derive sustainable economic benefits from our mining operations by developing mutually beneficial partnerships with host governments and local communities and participating in the co-design of projects that contribute to achieving local development goals.

  •
  as mining requires, among other things, energy, water and access to land, we seek to manage these resources in a way that limits any adverse impact on community relationships and production costs.

  •
  we seek to improve the safety and health of our employees.

  •
  we are committed to respecting human rights as reflected in the implementation of the voluntary principles on security and human rights ("VPSHR") in our security management strategies as well as the development of a human rights framework for the business based on the UN guidelines on business and human rights.

  •
  as effective stakeholder engagement is required to support the management of our sustainability initiatives, we continue to work on devising and implementing a company-wide engagement standard to improve performance in this area.

        The implementation of our business strategy has resulted in the significant restructuring of our portfolio of operations as well as the strengthening of our balance sheet, and we believe it has created the operating and financial foundation to facilitate long-term production growth. In addition, our operating cash flow has generally increased following the elimination of our hedge book in 2010, the general rise in gold prices, as well as the implementation of Project ONE, which comprises two integrated initiatives: a managerial effectiveness system focused on ensuring that individuals at each level of the organization are held directly accountable for their work responsibilities and a system that defines business expectations, sets operational targets and seeks to create operating methodologies that can reduce volatility and increase average productivity. We believe Project ONE has helped generate savings to partly offset the financial effects of general declines in grade in our South African operations. In 2008, we also began developing and implementing our Safety Transformation, an initiative that seeks to embed the concepts of physical risk, health and well-being into both components of Project ONE. In 2010, our board of directors approved a policy for the transformation and localization of labor, which aims to take into account the legislative framework of host countries, as well as our own values, in order to redress historical imbalances, promote gender equality and the employment of local citizens at all levels, as well as the equitable employment of people with disabilities.

        We review our business strategy regularly to determine progress in its implementation against the backdrop of a dynamic operating and regulatory environment.

        Achieving our strategic and performance objectives will be impacted by any portfolio changes and is subject to a number of risks, uncertainties and other factors, some of which are beyond our control and any of which may prevent or delay the achievement of our stated goals. Certain of these risks, uncertainties and other factors are described in the section called "Risk factors". See also "Note regarding forward-looking statements".

Recent Developments

  Acquisitions

        On July 20, 2012, we closed the acquisition of First Uranium (Pty) Ltd, a wholly owned subsidiary of First Uranium Corporation and the owner of Mine Waste Solutions in South Africa, for cash consideration of $335 million. Mine Waste Solutions is a recently commissioned tailings retreatment operation located in South Africa's Vaal River region and in the immediate proximity of our own tailings facilities. In connection with the acquisition, AngloGold Ashanti Limited agreed to guarantee the existing delivery obligations of a wholly owned subsidiary of Mine Waste Solutions to sell to an existing customer at a pre-agreed price, 25% of the gold produced at a gold recovery plant located in the northwest South Africa, subject to a cap of 312,500 ounces over the life of the contract.

        On June 28, 2012, we announced the completion of the acquisition of Kinross Gold Corporation's 50% interest in the Serra Grande (Crixás) mine in Brazil, for cash consideration of $220 million. The consideration was paid out of cash on hand. We now own 100% of Serra Grande.

  New Revolving Credit Facility

        On July 20, 2012, AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated, each a wholly owned subsidiary of AngloGold Ashanti Limited, as borrowers, and AngloGold Ashanti Limited entered into a $1.0 billion five-year revolving credit facility with a syndicate of lenders which will replace its existing $1.0 billion syndicated facility maturing in April 2014. AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated each guaranteed the obligations of the borrowers under the facility. Amounts may be repaid and reborrowed under the facility during its five-year term. Amounts outstanding under the facility bear interest at LIBOR plus a margin that varies depending on the credit rating of AngloGold Ashanti Limited. The revolving credit facility has a financial maintenance covenant whereby total net debt to EBITDA (as such metrics are calculated in accordance with the facility agreement) may not exceed 3:1.

  Navachab gold mine

        In early July 2012, the Mine Workers Union of Namibia ("MUN"), which represents approximately 330 employees at our Navachab gold mine in Namibia, rejected our proposed remuneration package for employees at the mine. Employees covered by the MUN bargaining agreement began a strike on July 13, 2012. Navachab is an open-pit mine with a processing plant which includes a mill as well as carbon-in-pulp and electro-winning facilities, all with a monthly capacity of 120,000 tonnes. We continue to work toward a satisfactory resolution of this matter.

  Appointment of director

        In May 2012, Mr. Michael James Kirkwood was appointed as an independent non-executive director to AngloGold Ashanti Limited's board of directors with effect from June 1, 2012. Mr. Kirkwood has an AB in Engineering Economics and over 30 years of banking experience.

Second Quarter 2012 Outlook

        We expect to record attributable gold production of 1.073 million ounces in the second quarter of 2012, which represents a 9% improvement on the first quarter of 2012. Production levels reflected strong operating performance from the group's Continental Africa region and the Americas region. Production from the South African operations also improved over the period and was 18% higher than the first quarter of 2012. We estimate that our total cash costs per ounce under International Financial Reporting Standards ("IFRS"), which may differ from those under US GAAP, will be higher than in the first quarter of 2012.

        We estimate that our adjusted headline earnings under IFRS, which differ from profitability measures under US GAAP, in the second quarter of 2012 will be substantially lower than in the first quarter of 2012. When compared with the first quarter of 2012, exploration and other expenditures were higher. In addition, the lower adjusted headline earnings reflect a lower average gold price received during the quarter when compared to the previous quarter, lower uranium and silver by-product credits, higher gold inventory levels that were sold only subsequent to the end of the quarter due to the timing of gold shipments and a non-recurring one-time deferred tax credit that was included in the first quarter.

        We expect our net debt to increase by year-end, after taking into account our rising project capital expenditure profile for the remainder of 2012, ongoing quarterly dividend payments, as well as the payment of the cash consideration totaling $555 million for the acquisitions of Mine Waste Solutions in South Africa and the remaining 50% interest in the Serra Grande (Crixás) mine in Brazil.

        This preliminary information and these estimates are inherently subject to modification during the preparation of our financial statements. See "Note regarding forward-looking statements".

AngloGold Ashanti Holdings plc

        AngloGold Ashanti Holdings plc, or "Holdings", was incorporated on January 10, 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On February 2, 2004, S.M.I. Holdings Limited's name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On February 6, 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on February 10, 2004. AngloGold Holdings plc's name was changed to AngloGold Ashanti Holdings plc on October 18, 2005. On July 17, 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. AngloGold Ashanti Holdings plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG (Telephone +44 1624 697 280).

        Holdings is a wholly owned subsidiary of AngloGold Ashanti Limited. The principal activity of Holdings is to act as a holding company for certain of AngloGold Ashanti Limited's operations and assets located outside South Africa.

Summary Operating Data

        The estimated average gold price for the three years ended December 31, 2011 was approximately $1,258 per ounce; our proved and probable ore reserves have been determined to be 75.6 million ounces as at December 31, 2011. During the course of 2011, the following AngloGold Ashanti operations were subjected to external audits by a number of consulting companies: AGA Mineração, Cripple Creek & Victor, Geita, Moab Khotsong, Mponeng, Obuasi, Siguiri and Tropicana. We have been informed that the audits identified no material shortcomings in the process by which our grade models were evaluated. We intend to continue a process whereby each of our operations will be audited, on average, every three years.

        Presented in the table below are selected operating data for us for each of the three years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2011 and 2012, which are unaudited except as noted.

	Year ended December 31,						Three Months Ended March 31,
	2009		2010		2011		2011	2012
Total attributable gold production (thousand ounces)	4,599		4,515		4,331		1,039	981
Total cash costs ($ per ounce)(1)	534		627		733		—	—
Total production costs ($ per ounce)(1)	683		812		948		—	—
Production costs ($ million)	2,229	(2)	2,656	(2)	2,977	(2)	708	785
Capital expenditure ($ million)(3)	1,027		1,015		1,527		249	354

(1)
Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, see "Non-GAAP Financial Measures" in this prospectus supplement and "Item 5A.: Operating results—Total cash costs and total production costs" in our 2011 Form 20-F.

A reconciliation of total cash costs per ounce and total production costs per ounce to production costs in accordance with US GAAP for the years ended December 31, 2009, 2010 and 2011 is presented in "Reconciliation of Total Cash Costs and Total Production Costs to Financial Statements".

For additional operating data for us for each of the three years ended December 31, 2009, 2010 and 2011, please refer to Item 4 of our 2011 Form 20-F, which is incorporated by reference in this prospectus supplement.

(2)
Audited.

(3)
Including equity accounted joint ventures and noncontrolling interests, as well as in 2009 capital expenditure of Boddington (AngloGold Ashanti sold the 33.33% joint venture interest it held in Boddington during 2009).

Summary Financial Data

        The summary financial information set forth below for the years ended December 31, 2009, 2010 and 2011 and as at December 31, 2010 and 2011 has been derived from, and should be read in conjunction with, the US GAAP financial statements included in our 2011 Form 20-F incorporated by reference in this prospectus supplement. The summary financial information as at and for the years ended December 31, 2007 and 2008 and as at December 31, 2009 has been derived from the US GAAP financial statements not included or incorporated by reference herein. The summary financial information for the three months ended March 31, 2011 and 2012 and as at March 31, 2012 has been derived from, and should be read in conjunction with, the unaudited condensed consolidated US GAAP financial statements included in our 2012 First Quarter Report incorporated by reference in this prospectus supplement, which condensed consolidated financial statements management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods and which do not include a full set of related notes, as would be required under US GAAP for annual financial statements.

	Year Ended December 31,					Three Months Ended March 31,
(In $ millions)	2007(1)	2008(2)	2009	2010	2011	2011	2012
	(Audited)					(Unaudited)
Consolidated statement of income data
Sales and other income	3,095	3,730	3,954	5,402	6,642	1,435	1,720

Product sales(3)	3,048	3,655	3,784	5,334	6,570	1,422	1,706
Interest, dividends and other	47	75	170	68	72	13	14

Costs and expenses	3,806	4,103	4,852	5,021	4,521	1,077	1,068

Operating costs(4)	2,167	2,452	2,543	3,112	3,555	836	930
Royalties	70	78	84	142	193	40	48
Depreciation, depletion and amortization	655	615	615	720	789	192	189
Impairment of assets	1	670	8	91	17	1	—
Interest expense	75	72	123	151	178	44	44
Accretion expense	20	22	17	22	28	7	8
Loss/(profit) on sale of assets, realization of loans, indirect taxes and other	10	(64)	10	(3)	(43)	(2)	(27)
Non-hedge derivative loss/(gain) and movement on bonds	808	258	1,452	786	(196)	(41)	(124)

(Loss)/income from continuing operations before income tax and equity income in associates	(711)	(373)	(898)	381	2,121	358	652
Taxation(expense)/benefit	(118)	(22)	33	(255)	(705)	(124)	(265)
Equity income/(loss) in associates	41	(149)	88	40	59	9	10

Net (loss)/income from continuing operations	(788)	(544)	(777)	166	1,475	243	397
Discontinued operations	2	23	—	—	—	—	—

Net (loss)/income	(786)	(521)	(777)	166	1,475	243	397
Less: Net income attributable to noncontrolling interests	(28)	(42)	(48)	(54)	(50)	(6)	(13)

Net (loss)/income—attributable to AngloGold Ashanti Limited	(814)	(563)	(825)	112	1,425	237	384

(Loss)/income from continuing operations	(816)	(586)	(825)	112	1,425	237	384
Discontinued operations	2	23	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited	(814)	(563)	(825)	112	1,425	237	384

	Year Ended December 31,					Three Months Ended March 31,
	2007(1)	2008(2)	2009	2010	2011	2011	2012
	(Audited)					(Unaudited)
Other financial data
Basic (loss)/earnings per common share (in $)(5)
From continuing operations	(2.93)	(1.86)	(2.30)	0.30	3.71	0.62	1.00
Discontinued operations	0.01	0.07	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited ordinary stockholders (in $)	(2.92)	(1.79)	(2.30)	0.30	3.71	0.62	1.00

Diluted (loss)/income per common share (in $)(5)
From continuing operations	(2.93)	(1.86)	(2.30)	0.30	3.71	0.53	0.68
Discontinued operations	0.01	0.07	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited ordinary stockholders (in $)	(2.92)	(1.79)	(2.30)	0.30	3.71	0.53	0.68

	As at December 31,					As at March 31,
	2007	2008	2009	2010	2011	2012
	(Unaudited)					(Unaudited)
Ratio of earnings to fixed charges(6)	(571):85(7)	(223):102(7)	(674):136(7)	4.5x	13.2x	15.3x

	As at December 31,					As at March 31,
(In $ millions, except number of shares)	2007(1)	2008(2)	2009	2010	2011	2012
	(Audited)					(Unaudited)
Consolidated balance sheet data
Cash and cash equivalents and restricted cash	514	585	1,112	585	1,147	1,270
Other current assets	1,599	2,328	1,646	1,412	1,484	1,552
Property, plant and equipment, and acquired properties, net	6,807	5,579	6,285	6,762	6,902	7,144
Goodwill and other intangibles, net	591	152	180	197	213	221
Materials on the leach pad (long-term)	190	261	324	331	393	404
Other long-term assets, derivatives, deferred taxation assets and other long term inventory	680	546	1,115	1,101	1,046	1,107

Total assets	10,381	9,451	10,662	10,388	11,185	11,698

Current liabilities	3,795	3,458	4,475	1,004	919	959
Provision for environmental rehabilitation	394	302	385	530	653	667
Deferred taxation liabilities	1,345	1,008	1,171	1,200	1,242	1,370
Other long-term liabilities, and derivatives	2,232	1,277	1,186	3,065	2,849	2,765
Equity(8)	2,615	3,406	3,445	4,589	5,522	5,937

Total liabilities and equity	10,381	9,451	10,662	10,388	11,185	11,698

Capital stock (exclusive of long-term debt and redeemable preferred stock)	10	12	12	13	13	13
Number of ordinary shares as adjusted to reflect changes in capital stock	277,457,471	353,483,410	362,240,669	381,204,080	382,242,343	382,399,018
Net assets	2,615	3,406	3,445	4,589	5,522	5,937

(1)
Includes the acquisition of 15% minority interest acquired in the Iduapriem and Teberebie mine with effect from September 1, 2007.

(2)
2008 results included the acquisition of the remaining 33% shareholding in the Cripple Creek and Victor Gold Mining Company with effect from July 1, 2008. In prior years, the investment was consolidated as a subsidiary. The 2008 accounting treatment is therefore consistent with that of prior years.

(3)
Product sales represent revenue from the sale of gold.

(4)
Operating costs include production costs, exploration costs, related-party transactions, general and administrative, market development costs, research and development, employment severance costs and other.

(5)
The calculations of basic and diluted (loss)/earnings per common share are described in note 8 to the consolidated financial statements "Income/(loss) per common share" in our 2011 Form 20-F. Amounts reflected exclude E Ordinary shares.

(6)
We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed;

  (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

(7)
In millions. In 2007, 2008 and 2009, we had a deficiency of earnings to fixed charges.

(8)
Includes noncontrolling interests.

THE OFFERING

Issuer	AngloGold Ashanti Holdings plc.
Guarantor	AngloGold Ashanti Limited.
Amount of Notes Offered	$ aggregate principal amount of % notes due 20 .
Ranking

The notes will constitute unsecured and unsubordinated indebtedness of Holdings and will rank equally with all other unsecured and unsubordinated indebtedness of Holdings. The notes will be effectively subordinated to any of Holdings' existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings' subsidiaries.

The guarantee will rank equally with all other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited's existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited's subsidiaries.

Maturity	The notes will mature on , 20 .
Interest Rate	The notes will bear interest at a rate of % annually.
Regular Record Dates for Interest	The close of business on or (whether or not a business day) immediately preceding each interest payment date.
Interest Payment Dates	and , commencing , 2013.
Business Day

Any day, other than a Saturday or Sunday, which is not, in New York City or London, England, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Optional Redemption

Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus            basis points, plus in each case, accrued and unpaid interest thereon to the date of redemption. See "Description of Notes—Optional Redemption".

Optional Tax Redemption

In the event of any tax law changes that require Holdings or AngloGold Ashanti Limited to pay additional amounts as described under "Description of Notes—Optional Tax Redemption", and in other limited circumstances, Holdings or AngloGold Ashanti Limited may call all, but not less than all, of the notes for redemption prior to maturity.

Change of Control Repurchase Event

Upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a downgrade, within a specified period, of the notes from an investment grade rating to below an investment grade rating by each of Moody's Investors Service, Inc., a subsidiary of Moody's Corporation ("Moody's"), and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), unless Holdings or AngloGold Ashanti Limited has exercised their rights to redeem the notes, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of its principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

Payment of Additional Amounts

If Holdings or AngloGold Ashanti Limited is required by the government of any jurisdiction in which either is resident for tax purposes or any political subdivision or taxing authority of such jurisdiction to deduct or withhold taxes in respect of payment on the notes or under the guarantee it will, subject to certain exceptions, pay the holder additional amounts so that the net amount received will be the amount specified in the note as described under "Description of Notes—Payment of Additional Amounts", but may exercise the right to redeem the notes for tax reasons, as described under "Description of Notes—Optional Tax Redemption".

Covenants

The indenture relating to the notes contains covenants restricting, subject to certain important limitations, the ability of AngloGold Ashanti Limited and Holdings to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, and the ability of AngloGold Ashanti Limited and its restricted subsidiaries to pledge their assets to secure certain borrowings and create or incur liens on certain of their property or to engage in sale and leaseback transactions. These restrictive covenants are described under the headings "Description of Debt Securities—Merger or Consolidation", "—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus and "Description of Notes—Covenants" of this prospectus supplement.

Book-entry Issuance, Settlement and Clearance

The notes will be issued in fully registered form in denominations of $1,000 and integral multiples in excess thereof of $1,000. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. Certificated notes will not be issued except in certain limited circumstances. Settlement of the notes will occur through DTC in same-day funds.

Governing Law	The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.
Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under "Description of Notes—Defeasance".
Further Issuances

Holdings may, at its option, at any time and without the consent of the then existing noteholders, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and issue price) identical to the notes offered hereby; provided that no such additional notes will be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. These additional notes will be deemed to have been part of the series of notes offered hereby and will provide the holders of such additional notes the right to vote together with holders of the notes issued hereby. Likewise, AngloGold Ashanti Limited has the right, without the consent of the then existing noteholders, to guarantee such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Listing

We will apply to list the notes on the New York Stock Exchange. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Use of Proceeds

We intend to use the net proceeds from the offering of the notes for general corporate purposes, including to fund capital expenditures and the development of our project pipeline. Pending such use, we may temporarily repay indebtedness under our revolving credit facility maturing in April 2014 or place the funds in short-term bank deposits.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.
Timing and Delivery	We currently expect delivery of the notes to occur on or about , 2012.
Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-16 of this prospectus supplement for risks involved with an investment in the notes.

RISK FACTORS

        This section describes some of the risks that could materially affect an investment in the notes being offered. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our results of operations and our financial condition as a result of factors that impact the gold mining industry generally.

Commodity market price fluctuations could adversely affect the profitability of operations.

        Our revenues are primarily derived from the sale of gold and, to a lesser extent, uranium, silver and sulfuric acid. Our current policy is to sell our products at prevailing market prices and not to enter into price hedging arrangements. The market prices for these commodities fluctuate widely. These fluctuations are caused by numerous factors beyond our control. For example, the market price of gold may change for a variety of reasons, including:

  •
  speculative positions taken by investors or traders in gold;

  •
  monetary policies announced or implemented by central banks, including the U.S. Federal Reserve;

  •
  changes in the demand for gold as an investment or as a result of leasing arrangements;

  •
  changes in the demand for gold used in jewelry and for other industrial uses, including as a result of prevailing economic conditions;

  •
  changes in the supply of gold from production, divestment, scrap and hedging;

  •
  financial market expectations regarding the rate of inflation;

  •
  the strength of the U.S. dollar (the currency in which the gold price trades internationally) relative to other currencies;

  •
  changes in interest rates;

  •
  actual or anticipated sales or purchases of gold by central banks and the International Monetary Fund;

  •
  gold hedging and de-hedging by gold producers;

  •
  global or regional political or economic events; and

  •
  the cost of gold production in major gold-producing countries.

        The market price of gold has been and continues to be significantly volatile. For example, gold prices rose by more than $200 per ounce during January and February 2012, but declined by almost as much over the next four months. During 2011, the gold price traded from a low of $1,313 per ounce to a high of $1,900 per ounce. On July 20, 2012, the closing price was $1,583 per ounce. The price of gold is often subject to sharp, short-term changes as a result of speculative activities. For example, in early March 2012, the price of gold dropped by almost $100 per ounce in one day. While the overall supply of and demand for gold can affect our market price, the considerable size of historical mined (i.e., above ground) stocks of the metal means that these factors typically do not affect the gold price in the same manner or degree as for other commodities. In addition, the shift in demand from physical gold to investment and speculative demand may exacerbate the volatility of the gold price.

        In 2011, price volatility dampened demand in the key jewelry markets of India and China, which both experienced mixed fortunes during the year. In the first half of 2012, the weak Indian rupee significantly reduced demand for gold in India. In the fourth quarter of 2011 and into the first half of

2012, gold appeared to trade as a risk asset, experiencing selling pressure in times of heightened turmoil, rather than trading as the safe haven asset it is generally deemed to be.

        A sustained period of significant gold price volatility may adversely affect our ability to evaluate the feasibility of undertaking new capital projects, or the continuing of existing operations, or to make other long-term strategic decisions. The use of lower gold prices in reserve calculations and life-of-mine plans could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

        The spot price of uranium has been significantly volatile in past years. During 2011, the price varied between a low of about $47 per pound and a high of $72 per pound, with prices varying between $50 and $53 per pound in the first six months of 2012. Uranium prices can be affected by several factors, including demand for nuclear reactors, uranium production shortfalls and restocking by utilities. Events like those surrounding the earthquake and tsunami that occurred in Japan in 2011 can also have a material impact on the price of and demand for uranium.

        The price of silver has also experienced significant fluctuations. From a low of $26 per ounce in January 2011, the price rose steadily to reach a high of $49 per ounce in April 2011. By December 2011, the price had dropped to around $28 per ounce again. Then from a high of $37 per ounce in February 2012, the price steadily declined to reach a low of $26 per ounce in June 2012. Factors affecting the price of silver include investor demand, physical demand for silver bars, industrial and retail off take and silver coin minting.

        If revenue from sales of gold, uranium, silver or sulfuric acid falls below their respective cost of production for an extended period, we may experience losses or be forced to change our dividend payment policies or curtail or suspend some or all of our exploration capital projects and existing operations. Declining commodities prices may also force a reassessment of the feasibility of a particular project, which could cause substantial delays or interrupt operations until the reassessment can be completed.

Foreign exchange fluctuations could have a material adverse effect on operational results and financial condition.

        Gold is principally a dollar-priced commodity and most of our revenues are realized in, or linked to, dollars while production costs are largely incurred in the local currency where the relevant operation is located. Given our global operations and local foreign exchange regulations, some of our funds are held in local currencies, such as the South African rand, Ghanaian cedi, Brazilian real, Argentinean peso and the Australian dollar. The weakening of the dollar, without a corresponding increase in the dollar price of gold against these local currencies, results in higher production costs in dollar terms. Conversely, the strengthening of the dollar, without a corresponding decrease in the dollar price of gold against these local currencies, yields lower production costs in dollar terms.

        Exchange rate movements may have a material impact on our operating results. For example, we estimate that a 1% strengthening of each of the South African rand, Brazilian real, the Argentinean peso and the Australian dollar against the U.S. dollar will, other factors remaining equal, result in an increase in total cash costs under IFRS of approximately $5 to $6 per ounce or approximately 1% of our total cash costs. The impact on cash costs determined under US GAAP may be different.

The profitability of operations and the cash flows generated by these operations are significantly affected by fluctuations in input production prices, many of which are linked to the prices of oil and steel.

        Fuel, energy and consumables, including diesel, heavy fuel oil, chemical reagents, explosives, tires, steel and mining equipment consumed in mining operations form a relatively large part of the operating costs and capital expenditure of any mining company.

        We have no influence over the cost of these consumables, many of which are linked to some degree to the price of oil and steel.

        The price of oil has recently been volatile, fluctuating between $88 and $131 per barrel of Brent crude in the first six months of 2012. We estimate that for each $1 per barrel rise in the oil price, other factors remaining equal, the total cash costs under IFRS of all our operations increases by about $0.70 to $0.80 per ounce with the cash costs of certain of our mines, particularly Geita, Cripple Creek & Victor, Siguiri and Sadiola, which, being more dependent on fuel, are more sensitive to changes in the price of oil. The impact on cash costs determined under US GAAP may be different.

        Furthermore, the price of steel has also been volatile. Steel is used in the manufacture of most forms of fixed and mobile mining equipment, which is a relatively large contributor to the operating costs and capital expenditure of a mine. For example, the price of flat hot rolled coil (North American Domestic FOB) steel traded between $635 per tonne and $875 per tonne in 2011 and between $620 per tonne and $748 per tonne in the first half of 2012.

        Fluctuations in oil and steel prices have a significant impact on operating costs and capital expenditure estimates and, in the absence of other economic fluctuations, could result in significant changes in the total expenditure estimates for new mining projects or render certain projects non-viable.

Energy cost increases and power fluctuations and stoppages could adversely impact our results of operations and our financial condition.

        Increasing global demand for energy, concerns about nuclear power, and the limited growth of new supply are impacting the price and supply of energy. The transition of emerging markets to higher energy consumption, carbon taxation as well as unrest and potential conflict in the Middle East, among other factors, could result in increased demand or constrained supply and sharply escalating oil and energy prices.

        Our mining operations are substantially dependent upon electrical power generated by local utilities or by power plants situated at some of our operations. The unreliability of these local sources of power can have a material effect on our operations, as large amounts of power are required for exploration, development, extraction, processing and other mining activities on our properties.

        In South Africa, our operations are dependent on electricity supplied by one national power generation company, Eskom the state-owned utility. Electricity is used for most business and safety-critical operations that include cooling, hoisting and dewatering. Loss of power could therefore impact production, employee safety and prolonged outages could lead to flooding of workings and ore sterilization. In 2008, Eskom warned it could no longer guarantee the availability of electricity to the South African mining industry. A warning of the "very high" risk of blackouts was re-issued at the start of 2011 and remains in effect. While a national energy conservation program is in place, Eskom cannot guarantee that there will be no power interruptions. In 2008, we and other mining companies operating in South Africa were forced to temporarily suspend mining operations at our mines, after which we implemented various initiatives at our South African mines to reduce electricity consumption while operating at full capacity. We cannot offer assurance that the power supply to our South African operations will not be curtailed or interrupted again.

        Eskom and the National Energy Regulator of South Africa ("NERSA") recognize the need to increase electricity supply capacity and a series of tariff increases and proposals have been enacted to assist in the funding of this expansion. In 2010, NERSA approved an annual increase of 24.8% for 2010, 25.8% for 2011 and 25.9% for 2012. The actual increase implemented for 2012 was lowered to 16.09% after government intervention, but there can be no assurance as to the existence or nature of any government intervention in the future. Eskom is expected to soon propose increases for each of the next three years from 2013. As energy represents a large proportion of our operating costs in South Africa, these increases have had, and any future increases may have, a materially adverse impact on the cash costs of our South African operations.

        We have also identified a risk of energy shortages in Argentina and the DRC. Furthermore, all of our mining operations in Ghana depend on hydroelectric power supplied by the state-controlled Volta River Authority ("VRA"), which is supplemented by thermal power from the Takoradi plant and a smaller unit at Tema. During periods of below-average inflows from the Volta reservoir, electricity supplies from the Akosombo Dam, the VRA's primary generation source, may be curtailed as occurred in 1998, 2006 and the first half of 2007. During periods of limited electricity availability, the grid is subject to disturbances and voltage fluctuations which can damage equipment. In the past, the VRA has obtained power from neighboring Côte d'Ivoire, which has intermittently experienced political instability and civil unrest. We negotiate rates directly with the VRA and there can be no assurance that the VRA will agree to a satisfactory rate during future rounds of negotiations.

        Our mining operations in Guinea, Tanzania and Mali are dependent on power supplied by outside contractors and supplies of fuel are delivered by road. Power supplies have been disrupted in the past, resulting in production losses due to equipment failure.

        Increased energy prices could negatively impact operating costs and cash flow of our operations.

Global economic conditions could adversely affect the profitability of operations.

        Our operations and performance depend significantly on worldwide economic conditions. The global financial markets have been experiencing increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In addition, some economists, observers and market participants have expressed concern regarding the sustainability of the European Monetary Union and its common currency, the euro, in their current form, as well as concerns regarding the sovereign credit rating of the Republic of South Africa (a downgrade of the South African sovereign may have an adverse effect on our credit ratings). These conditions and other disruptions to international credit markets and financial systems have caused a loss of investor confidence and resulted in widening credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Despite the aggressive measures taken by governments and central banks so far, economic recovery has been extremely slow. A significant risk remains that these measures may not prevent the global economy from falling back into an even deeper and longer-lasting recession or even a depression.

        A global economic downturn may have follow-on effects on our business that include inflationary cost pressures and commodity market fluctuations.

        Other effects could, for example, include:

  •
  the insolvency of key suppliers or contractors which could result in contractual breaches and in a supply chain breakdown;

  •
  the insolvency of one or more of our joint venture partners which could result in contractual breaches and disruptions at the operations of our joint ventures;

  •
  changes in other income and expense which could vary materially from expectations, depending on gains or losses realized on the sale or exchange of financial instruments, and impairment charges that may be incurred with respect to our investments;

  •
  our defined benefit pension fund may not achieve expected returns on our investments, which could require us to make substantial cash payments to fund any resulting deficits;

  •
  a reduction in the availability of credit which may make it more difficult for us to obtain financing for our operations and capital expenditures or make that financing more costly; and

  •
  exposure to the liquidity and insolvency risks of our lenders and customers,

any of which could negatively affect our financial condition and operational results.

        Uncertainty regarding global economic conditions may increase volatility or negatively impact the market value of our securities.

Inflation may have a material adverse effect on results of operations.

        Most of our operations are located in countries that have experienced high rates of inflation during certain periods.

        General inflationary pressures affecting the mining industry and accelerating inflation across South American jurisdictions resulted in significant cost pressure during 2011. In Argentina, in particular, rising inflation resulted in higher labor costs and consumables costs in 2011, which could adversely affect procurement and recruitment activities as well as labor relations in 2012.

        It is possible that significantly higher future inflation in the countries in which we operate may result in an increase in operational costs in local currencies (without a concurrent devaluation of the local currency of operations against the dollar or an increase in the dollar price of gold). This could have a material adverse effect upon our results of operations and our financial condition. Significantly higher and sustained inflation, with a consequent increase in operational costs, could result in the rationalization of higher cost mines or projects.

Mining companies face many risks related to the development of mining projects that may adversely affect our results of operations and profitability.

        The profitability of mining companies depends partly on the actual costs of developing and operating mines, which may differ significantly from estimates determined at the time the relevant project was approved following completion of its feasibility study. Development of mining projects may also be subject to unexpected problems and delays that could increase the development and operating costs of the relevant project.

        Our decision to develop a mineral property is typically based on the results of a feasibility study. Feasibility studies estimate the expected or anticipated economic returns from the project. These estimates are based on assumptions regarding:

  •
  future prices of gold, uranium, silver and other metals;

  •
  future currency exchange rates;

  •
  tonnage, grades and metallurgical characteristics of ore to be mined and processed;

  •
  anticipated recovery rates of gold, uranium, silver and other metals extracted from the ore;

  •
  anticipated capital expenditure and cash operating costs; and

  •
  required return on investment.

        Actual cash operating costs, production and economic returns may differ significantly from those anticipated by such studies and estimates. Operating costs and capital expenditure are to a significant extent driven by the cost of commodity inputs consumed in mining, including fuel, chemical reagents, explosives, tires and steel, and also by credits from by-products, such as silver and uranium. They could also fluctuate considerably as a result of changes in the prices of mining equipment used in the construction and operation of mining projects.

        There are a number of uncertainties inherent in the development and construction of a new mine or the extension to an existing mine. In addition to those discussed above, these uncertainties include the:

  •
  timing and cost of construction of mining and processing facilities, which can be considerable;

  •
  availability and cost of mining and processing equipment;

  •
  availability and cost of skilled labor, power, water and transportation;

  •
  availability and cost of appropriate smelting and refining arrangements;

  •
  applicable requirements and time needed to obtain the necessary environmental and other governmental permits; and

  •
  availability of funds to finance construction and development activities.

        The remote location of many mining properties, permitting requirements and/or delays, third-party legal challenges to individual mining projects and broader social or political opposition to mining may increase the cost, timing and complexity of mine development and construction. New mining operations could experience unexpected problems and delays during the development, construction, commissioning and commencement of production. For example, a number of targets for greenfield exploration were missed in 2010, especially those relating to resource drilling and prefeasibility studies at La Colosa and Gramalote in Colombia and at Central Mongbwalu in the DRC. The total number of meters drilled in Colombia was significantly lower than expected due to delays in the approval of the necessary environmental (water use) and access permits. Contractual and legal issues delayed the start of regional exploration drilling on the Kilo joint venture in the DRC until the fourth quarter of 2010.

        Accordingly, our future development activities may not result in the expansion or replacement of current production, or one or more new production sites or facilities may be less profitable than anticipated or may be loss-making. Our operating results and financial condition are directly related to the success of our project developments. A failure in our ability to develop and operate mining projects in accordance with, or in excess of, expectations could negatively impact our results of operations, as well as our financial condition and prospects.

Mining companies face uncertainty and risks in exploration, feasibility studies and other project evaluation activities.

        We must continually replace Ore Reserve depleted by mining and production to maintain or increase gold production levels in the long term. This is undertaken by exploration activities that are speculative in nature. The ability to sustain or increase our present levels of gold production depends in part on the success of our projects and we may be unable to sustain or increase such levels. For example, in South Africa, we have experienced declining production rates (1.62 million ounces of gold in 2011, compared to 1.78 million ounces in 2010 and 1.86 million ounces in 2009), principally due to overall falls in grades.

        Feasibility studies and other project evaluation activities necessary to determine the current or future viability of a mining operation are often unproductive. Such activities often require substantial expenditure on exploration drilling to establish the presence, extent and grade (metal content) of mineralized material. We undertake feasibility studies to estimate the technical and economic viability of mining projects and to determine appropriate mining methods and metallurgical recovery processes. These activities are undertaken to estimate the Ore Reserve.

        Once mineralization is discovered it may take several years to determine whether an adequate Ore Reserve exists, during which time the economic feasibility of the project may change due to fluctuations in factors that affect both revenue and costs, including:

  •
  future prices of metals and other commodities;

  •
  future foreign currency exchange rates;

  •
  the required return on investment as based on the cost and availability of capital; and

  •
  applicable regulatory requirements, including environmental, health and safety matters.

        Feasibility studies also include activities to estimate the anticipated:

  •
  tonnages, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  recovery rates of gold, uranium and other metals from the ore; and

  •
  capital expenditure and cash operating costs.

        These estimates depend on assumptions made on available data. Ore Reserve estimates are not precise calculations and depend on the interpretation of limited information on the location, shape and continuity of the mineral occurrence and on available sampling results. Further exploration and feasibility studies can result in new data becoming available that may change previous Ore Reserve estimates and impact the technical and economic viability of production from the project. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves resulting in revisions to previous Ore Reserve estimates. These revisions could impact depreciation and amortization rates, asset-carrying amounts, provisions for closedown, restoration and environmental rehabilitation costs.

        We undertake annual revisions to our Ore Reserve estimates based upon actual exploration and production results, depletion, new information on geology, model revisions and fluctuations in production, economic assumptions and operating and other costs. These factors may result in reductions in Ore Reserve estimates, which could adversely affect life-of-mine plans and consequently the total value of our mining asset base. Ore Reserve restatements could negatively affect our results of operations, as well as our financial condition and prospects.

        The increased overall demand for gold and other commodities, combined with a declining rate of discovery of new gold Ore Reserve in recent years, has resulted in the accelerated depletion of the existing Ore Reserve across the global gold sector. We therefore face intense competition for the acquisition of attractive mining properties. From time to time, we evaluate the acquisition of an Ore Reserve, development properties or operating mines, either as stand-alone assets or as part of companies. Our decision to acquire these properties has been based on a variety of factors including historical operating results, estimates and assumptions regarding the extent of the Ore Reserve, cash and other operating costs, gold prices, projected economic returns and evaluations of existing or potential liabilities associated with the relevant property and our operations and how these factors may change in the future. Other than historical operating results, these factors are uncertain and could have an impact on revenue, cash and other operating costs, as well as the process used to estimate the Ore Reserve.

        As a result of these uncertainties, exploration and acquisitions by us may not result in the expansion or replacement of current production or the maintenance of our existing Ore Reserve net of production or an increase in Ore Reserve. Our results of operations and our financial condition are directly related to the success of our exploration and acquisition efforts and our ability to replace or increase the existing Ore Reserve. If we are not able to maintain or increase our Ore Reserve, our results of operations as well as our financial condition and prospects could be adversely affected.

Mining companies face many risks related to their operations that may adversely impact cash flows and overall profitability.

        Gold mining is susceptible to events that may adversely impact a mining company's ability to produce gold and meet production and cost targets. These events include, but are not limited to:

  •
  environmental, as well as health and safety incidents or accidents, or accidents during transportation resulting in injury, loss of life or damage to equipment;

  •
  ground and surface water pollution;

  •
  social or community disputes or interventions;

  •
  security incidents;

  •
  surface or underground fires or explosions;

  •
  electrocution;

  •
  falls from heights and accidents relating to mobile machinery, including shaft conveyances and elevators, drilling blasting and mining operations;

  •
  labor force disputes and disruptions;

  •
  loss of information integrity or data;

  •
  activities of illegal or artisanal miners;

  •
  material and equipment availability;

  •
  mechanical failure or breakdowns and aging infrastructure;

  •
  failure of unproven or evolving technologies;

  •
  energy and electrical power supply interruptions or rationing;

  •
  unusual or unexpected geological formations, ground conditions, including lack of mineable face length, and ore-pass blockages;

  •
  water ingress and flooding;

  •
  process water shortages;

  •
  metallurgical conditions and gold recovery;

  •
  unexpected decline of ore grade;

  •
  unanticipated increases in gold lock-up and inventory levels at heap-leach operations;

  •
  fall-of-ground accidents in underground operations;

  •
  cave-ins, sinkholes, subsidence, rock falls, rock bursts, or landslides;

  •
  failure of mining pit slopes, heap-leach facilities, water or solution dams, waste stockpiles and tailings dam walls;

  •
  legal and regulatory restrictions and changes to such restrictions;

  •
  safety-related stoppages;

  •
  gold bullion theft;

  •
  corruption, fraud and theft;

  •
  seismic activity; and

  •
  other natural phenomena, such as floods, droughts or weather conditions, potentially exacerbated by climate change.

        Seismic activity is of particular concern in underground mining operations, particularly in South Africa due to the extent and extreme depth of mining, and also in Australia and Brazil due to the depth of mining and residual tectonic stresses. Despite modifications to mine layouts and support technology, as well as other technological improvements employed with a view to minimizing the incidence and impact of seismic activity, seismic events have caused death and injury to employees and contractors and may do so again in future, and have in the past and may again in the future result in safety-related stoppages.

        Seismic activity may also cause the loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, environmental damage and potential legal liabilities at operations where seismic activity may be a factor. As a result, these events may have a material adverse effect on our results of operations and financial condition. For example, in early 2011, mining of the Ventersdorp Contact Reef shaft pillar at TauTona was suspended following a significant seismic event. New equipment had to be purchased and the shutdown contributed to the decline in the operational output of the mine as compared to the previous year.

        In the past, floods have also disrupted the operations of some of our mines. For example, unprecedented heavy rains in February and March 2011 in Australia flooded the Sunrise Dam Gold Mine and forced a temporary shutdown of operations. The flood event impacted underground production for approximately four months and open-pit production for approximately six months. Full costs were incurred despite the shutdown, as the mining contractors worked on remedial activities to repair damage and rehabilitate flooded areas. The considerable remedial work required adversely impacted cash costs per ounce and the impact of the flood event and the pit wall failure together significantly reduced planned production at the plant.

        Water scarcity has been identified as a significant risk at our U.S. operation. Production at the Cripple Creek & Victor Gold Mining Company's Cresson Project continued to be affected by a severe drought in 2011 and into 2012. The lack of water reduced percolation through the heap-leach pad, which curtailed production and productivity.

Mining companies' operations are vulnerable to infrastructure constraints.

        Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable rail, ports, roads, bridges, power sources, power transmission facilities and water supply are critical to our business operations and affect capital and operating costs. These infrastructure and services are often provided by third parties whose operational activities are outside our control.

        Interferences in the maintenance or provision of infrastructure, including unusual weather phenomena, sabotage and social unrest, could impede our ability to deliver our products on time and adversely affect our business, financial condition and results of operations.

        Establishing infrastructure for our development projects requires significant resources, identification of adequate sources of raw materials and supplies, and necessary co-operation from national and regional governments, none of which can be assured.

        We have operations or potential development projects in countries where government-provided infrastructure may be inadequate and regulatory regimes for access to infrastructure may be uncertain, which could adversely impact the efficient operation and expansion of our business. There is no guarantee that we will secure and maintain access to adequate infrastructure in the future, nor that we can do so on reasonable terms.

We face strong competition from our peers.

        The mining industry is competitive in all of its phases. We compete with other mining companies and individuals for specialized equipment, components and supplies necessary for exploration and development, for mining claims and leases on exploration properties and for the acquisition of mining assets. These competitors may have greater financial resources, operational experience and technical capabilities than us. Competition may increase our cost of acquiring suitable claims, properties and assets, should they become available to us.

Mining companies are subject to extensive health and safety laws and regulations.

        Gold mining operations are subject to a variety of industry-specific health and safety laws and regulations depending on which jurisdiction they are in. These laws and regulations are designed to protect and improve the safety and health of employees. We are also in the process of implementing an enhanced safety program, including improved incident investigation and reporting systems, which could result in significant additional costs for us.

        From time to time, new or more stringent health and safety laws and regulations are introduced in jurisdictions in which we operate. Should compliance with new standards require a material increase in expenditure or material interruptions to operations or production, including as a result of any temporary failure to comply with applicable regulations, our results of operations and our financial condition could be adversely affected.

        In some of the jurisdictions in which we operate, the government enforces compulsory shutdowns of operations to enable investigations into the cause of accidents at those operations. Certain of our operations have been temporarily suspended for safety reasons in the past. In South Africa, in particular, so-called Section 54 safety stoppages have become a significant issue. In 2011, the Inspector of Mines ordered the shutdown of entire mines in cases of relatively minor violations, which had a material impact on production at these mines. In particular, the Inspector issued Kopanang 11 Section 54 directives during the year. Each directive resulted in Kopanang suspending operations either fully or partially in order to comply with the Inspector's recommendations on safety. Safety-related stoppages were also the primary cause of a 6% decrease in total gold production experienced in the first quarter of 2012 compared to the first quarter of 2011. A working group comprising the inspectorate, the mining industry and organized labor has been formed to address the trend of increasing safety stoppages, but there can be no assurance that it will agree how to address this issue or that there will be fewer safety stoppages in the future.

        Our reputation as a responsible company and employer could be damaged by any significant governmental investigation or enforcement of health and safety standards. Any of these factors could have a material adverse effect on our results of operations and financial condition.

Mining companies are increasingly required to consider and take steps to develop in a sustainable manner, and to provide benefits to the communities and countries in which they operate. Failure to consider such requirements can result in legal suits, additional operational costs, adverse reactions by investors and otherwise adversely impact mining companies' financial condition and social license to operate.

        As a result of public concern about the perceived ill effects of economic globalization, businesses in general and large multinational mining corporations like us in particular face increasing public scrutiny of their activities.

        These businesses are under pressure to demonstrate that while they seek a satisfactory return on investment for shareholders, human rights are respected and other social partners, including employees, host communities and more broadly the countries in which they operate, also benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have, or have, a high impact on their social and physical environment. The potential consequences of these pressures and the adverse publicity in cases where companies are believed not to be creating sufficient social and economic benefit may result in additional operating costs, reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor withdrawal.

        Existing and proposed mining operations are often located at or near existing towns and villages, natural water courses and other infrastructure. As the impacts of water pollution or shortage, in particular, may be immediate and directly adverse to those communities, poor management of either the supply or the quality of water can result in community protest, regulatory sanctions or ultimately in the withdrawal of community and government support for company operations. For example, opposition to mining activity in the Tolima province of Colombia, which hosts the La Colosa deposit, has centered on the perception that large-scale mining activity will have a detrimental impact on the region's river systems. Mining operations must therefore be designed to minimize their impact on such communities and the environment, either by changing mining plans to avoid such impact, by modifying operations, or by relocating the affected people to an agreed location. Responsive measures may also include agreed levels of compensation for any adverse impact ongoing mining operations may continue to have upon the community.

        In addition, as we have a long history of mining operations in certain regions, issues may arise regarding historical as well as potential future environmental impacts to those areas. For example, certain parties, including NGOs, community groups and institutional investors, have raised concerns about surface and groundwater quality, among other issues, in the area surrounding our Obuasi and Iduapriem mines in Ghana, including potential impacts to local rivers and wells used for water from heavy metals, arsenic and cyanide as well as sediment and mine rock waste. Following temporary shutdowns at both mines in 2010, we constructed new tailings impoundments and continue to seek to make improvements in water quality management to reduce the risk of discharge incidents from our operations, as well as to reduce the risk of future incidents, that could have the potential to degrade local water sources. We also continue to investigate allegations of impacts by our operations on water quality in mining areas and to consider, as appropriate, potential additional responsive actions such as remediation, engineering and operational changes at the mine sites and community outreach programs.

        Disputes with surrounding communities may also affect mining operations by the restriction of access to supplies and of the workforce to mining operations. The mines' access to land may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. In some cases, we have had difficulty gaining access to new land because of perceived poor community compensation practices. For example, compensation remains a significant area of concern in Siguiri in Guinea. In 2011, a violent community protest interrupted operations for three days, which contributed to the project's decline in production as compared to 2010. Delays in projects attributable to a lack of community support can translate directly into a decrease in the value of a project or into an inability to bring the project to production.

        The cost of measures and other issues relating to the sustainable development of mining operations could place significant demands on personnel resources, could increase capital and operating costs and could have an adverse impact upon our reputation, results of operations and financial condition.

Mining companies are subject to extensive environmental laws and regulations.

        Mining companies are subject to extensive environmental laws and regulations in the various jurisdictions in which they operate. These regulations establish limits and conditions on a producer's ability to conduct its operations and govern, among other things, extraction, use and conservation of water resources; air emissions (including dust control) and water treatment and discharge; regulatory and community reporting; clean-up of contamination; worker safety and community health; and the generation, transportation, storage and disposal of solid and hazardous wastes, such as acids, radioactive materials, and mine tailings.

        The cost of compliance with environmental laws and regulations is expected to continue to be significant to us. We could incur fines, penalties and other sanctions, clean-up costs, and third-party claims for personal injury or property damages; suffer reputational damage; and be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations or liabilities under environmental laws and regulations. In addition, unknown environmental hazards may exist on our properties which may have been caused by previous owners or by existing operators.

        For example, in 2010 our Obuasi mine in Ghana suspended gold processing operations for five days to implement a revised water management strategy aimed at reducing contaminants contained in its discharge. Furthermore, following a temporary suspension of operations at the Iduapriem mine, we, with the approval of the Ghana Environmental Protection Agency, constructed an interim tailings storage facility for tailings deposition for a year while the greenfields tailings storage facility was being constructed. We continue to seek to make improvements in water quality management to reduce the risk of discharge incidents and, in addition, we are currently investigating allegations of impacts on water quality in the area of these mines.

        Failure to comply with applicable environmental laws and regulations may also result in the suspension or revocation of permits. Our ability to obtain and maintain permits and to successfully operate in particular communities may be adversely impacted by real or perceived effects on the environment or human health and safety associated with our or other mining companies' activities.

        For example, in Colombia various plaintiffs, including associations that represent local communities, have brought legal proceedings against AngloGold Ashanti Colombia S.A. ("AGAC") alleging that AGAC has violated applicable environmental laws in connection with the La Colosa project. If the plaintiffs were to prevail, AGAC's three core concession contracts relating to the La Colosa project may be canceled, we would be required to abandon the La Colosa project and all other existing mining concession contracts and pending proposals for new mining concession contracts of AGAC, though not those of other companies of our group operating in Colombia. In addition, AGAC would be banned from doing business with the Colombian government for a period of five years. See "Item 8A" of our 2011 Form 20-F, incorporated herein by reference.

        Environmental laws and regulations are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating practices could adversely affect our rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could adversely affect our results of operations and our financial condition.

        For example, the use of sodium cyanide in metallurgical processing is under increasing environmental scrutiny and is prohibited in certain jurisdictions. As there are few, if any, effective substitutes in extracting gold from the ore, any ban or material restrictions on the use of sodium cyanide in mining operations in the jurisdictions where we conduct our operations could adversely affect our results of operations and our financial condition. In addition, leaks or discharges of sodium cyanide or other hazardous materials could result in clean-up liabilities that may not be covered by insurance.

        Our operations are heavily dependent upon access to substantial volumes of water for use in the mining and extractive processes and typically are subject to water-use permits that govern usage and require, among other things, that mining operations maintain certain water quality upon discharge. Water quality and usage are areas of concern globally, such as with respect to our mining operations in Ghana and South Africa, and our exploration projects in Colombia, where there is significant potential environmental and social impact and a high level of stakeholder scrutiny. Any failure by any of our operations to secure access to suitable water supplies, or achieve and maintain compliance with applicable requirements of the permits or licenses, could result in curtailment or halting of production at the affected operation. Incidents of water pollution or shortage can, in extreme cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations.

        Mining and mineral processing operations generate waste rock and tailings. The impact of a breach, leak or other failure of a tailings storage facility can be significant. An incident at our operations could lead to, among others, obligations to remediate environmental contamination and claims for property damage and personal injury. Incidents at other companies' operations could result in governments tightening regulatory requirements and restricting mining activities.

        In addition, mining companies are required by law to close their operations at the end of the mine life and rehabilitate the lands mined. Estimates of total ultimate closure and rehabilitation costs for gold mining operations are significant and based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing designs of tailing storage facilities and current legal and regulatory requirements that may change materially. Environmental liabilities are accrued when they become known, probable and can be reasonably estimated. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations, which could have an adverse impact on our financial condition. Discounted closure liabilities (excluding joint ventures) increased from $530 million as at December 31, 2010 to $653 million as at December 31, 2011. This change is largely attributable to a change in mine plans resulting in accelerated cash flows, change in economic assumptions and discount rates, change in design of tailings storage facilities and change in methodology following requests from the Ghana Environmental Protection Agency.

        Costs associated with rehabilitating land disturbed by mining processes and addressing environmental, health and community issues are estimated and financial provision made based upon current available information. Estimates may, however, be insufficient and further costs may be identified at any stage. Any underestimated or unidentified rehabilitation costs would reduce earnings and could materially and adversely affect our asset values, earnings and cash flows.

Compliance with emerging climate change regulations could result in significant costs and climate change may present physical risks to a mining company's operations.

        Greenhouse gases ("GHGs") are emitted directly by our operations, as well as by external utilities from which we purchase power. Currently, a number of international and national measures to address or limit GHG emissions, including the Kyoto Protocol, the Copenhagen Accord and the Durban Platform, are in various phases of discussion or implementation in the countries in which we operate. In particular, the Durban Platform commits all parties to the conference to develop a global mitigation regime which could take effect in 2020, with the specific terms of that legally binding accord, including individual targets, to be finalized by 2015. These, or future, measures could require us to reduce our direct GHG emissions or energy use or to incur significant costs for GHG emissions permits or taxes or have these costs or taxes passed on by electricity utilities which supply our operations. We also could incur significant costs associated with capital equipment, GHG monitoring and reporting and other obligations to comply with applicable requirements. For example, Australia implemented a carbon trading scheme commencing in July 2012, with a fixed carbon price through July 2015. Other countries, including South Africa, Brazil and the United States, have passed or are considering GHG trading or tax schemes, and/or other regulation of GHG emissions, though the precise impact on our operations cannot yet be determined.

        In addition, our operations could be exposed to a number of physical risks from climate change, such as changes in rainfall rates, rising sea levels, reduced water availability, higher temperatures and extreme weather events. Events or conditions such as flooding or inadequate water supplies could disrupt mining and transport operations, mineral processing and rehabilitation efforts, could create resource shortages and could damage our property or equipment and increase health and safety risks on site. Such events or conditions could have other adverse effects on our workforce and on the communities around our mines, such as an increased risk of food insecurity, water scarcity and prevalence of disease.

Compliance with emerging 'conflict minerals' legislation could result in significant costs.

        There is increasing legislation and initiatives relating to 'conflict' and 'responsible' gold that include the: U.S. Dodd-Frank Act; World Gold Council Conflict Free Gold Standard; Organization for Economic Cooperation and Development Due Diligence Guidelines for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas; and London Bullion Market Association Responsible Gold Guidance. This may result in the increased cost of demonstrating compliance and difficulties in the sale of gold emanating from certain areas, such as the DRC and its neighbors. The complexities of the gold supply chain, especially as they relate to 'scrap' or recycled gold, and the fragmented and often unregulated supply of artisanal and small-scale mined gold are such that there may be significant uncertainties at each stage in the chain as to the provenance of the gold, and as a result of uncertainties in the process, the costs of due diligence and audit, or the reputational risks of defining their product or a constituent part as containing a 'conflict mineral' would be too burdensome for our customers. Accordingly, manufacturers may decide to switch supply sources or to substitute gold with other minerals not covered by the initiatives. This could have a material negative impact on the gold industry, including on our financial results.

Mining operations and projects are vulnerable to supply chain disruption with the result that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

        Our operations and development projects could be adversely affected by both shortages and long lead times to deliver strategic spares, critical consumables, mining equipment and metallurgical plant. Import restrictions, such as those introduced by the Argentine government in 2011, can also delay the delivery of parts and equipment. In the past, we and other gold mining companies experienced shortages in critical consumables, particularly as production capacity in the global mining industry expanded in response to increased demand for commodities. We have also experienced increased delivery times for these items. Shortages have resulted in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

        Individually, we and other gold mining companies have limited influence over manufacturers and suppliers of these items. In certain cases there are a limited number of suppliers for certain strategic spares, critical consumables, mining equipment or metallurgical plant who command superior bargaining power relative to us. We could at times face limited supply or increased lead time in the delivery of such items. For example, poor availability of drill rigs, heavy machinery and fleet equipment hampered underground drilling and overall operational performance at the Serra Grande mine in Brazil in 2011. In addition, the unreliability of oxygen and lime supply similarly affected production at the Vaal River and West Wits Surface Operations in South Africa throughout 2011.

        Our procurement policy is to source mining and processing equipment and consumables from suppliers that meet our corporate values and ethical standards although risk remains around the management of ethical supply chains. In certain locations, where a limited number of suppliers meet these standards, further strain is placed on the supply chain, thereby increasing the cost of supply and delivery times.

        Furthermore, supply chains and rates can be impacted by natural disasters and other phenomena, such as earthquakes, weather patterns and climate change. For example, the 2011 earthquake and tsunami in Japan have had a limited knock-on effect on the supply of equipment, lead times and costs of certain supplies. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or processing plant, we might have to suspend some of our operations and our results of operations and financial condition could be adversely impacted.

Diversity in interpretation and application of accounting literature in the mining industry may impact reported financial results.

        The mining industry has limited industry-specific accounting literature. As a result, there is diverse interpretation and application of accounting literature on mining specific issues. We, for example, capitalize drilling and costs related to defining and delineating a residual mineral deposit that has not been classified as a Proven and Probable Reserve at a development project or production stage mine. Some companies, however, expense such costs.

        As and when this diverse interpretation and application is addressed, our reported results could be adversely impacted should the adopted interpretation differ from the position we currently follow.

A breach or breaches in governance processes, or fraud, bribery and corruption may lead to regulatory penalties, loss of licenses or permits, and loss of reputation.

        Since we operate globally in multiple jurisdictions and with numerous and complex frameworks, our governance and compliance processes may not prevent potential breaches of law, accounting principles or other governance practices. Our Code of Business Principles and Ethics, among other standards and guidance may not prevent instances of fraudulent behavior, bribery, corruption and dishonesty, nor guarantee compliance with legal and regulatory requirements. Such a breach or breaches may lead to regulatory fines, litigation, and loss of operating licenses or permits, and may damage our reputation.

Breaches in information technology security and governance process may adversely impact business activities.

        We maintain global information technology and communication networks and applications to support our business activities. Information technology security processes may not prevent future malicious actions or fraud, resulting in corruption of operating systems, theft of commercially sensitive data, misappropriation of funds and business and operational disruption. Material system breaches and failures could result in significant interruptions that could in turn affect our operating results and reputation.

Risks related to our results of operations and our financial condition as a result of factors specific to us and our operations.

We removed the last of our gold hedging instruments and long-term sales contracts, which exposes us to potential gains from subsequent commodity price increases but exposes us entirely to subsequent commodity price decreases.

        We removed the last of our gold hedging instruments in October 2010 to provide greater participation in a rising gold price environment. As a result, we no longer have any protection against declines in the market price of gold compared with previous years.

        A sustained decline in the price of gold could adversely impact our operating results and our financial condition.

Our mining rights in the countries in which we operate could be altered, suspended or cancelled for a variety of reasons, including breaches in our obligations in respect of our mining rights.

        Our right to own and exploit Mineral Reserves and deposits is governed by the laws and regulations of the jurisdictions in which the mineral properties are located. See "Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine" in our 2011 20-F. Currently, a significant portion of our Mineral Reserves and deposits are located in countries where mining rights could be suspended or cancelled should we breach our obligations in respect of the acquisition and exploitation of these rights.

        In all of the countries in which we operate, the formulation or implementation of government policies on certain issues may be unpredictable. This may include changes in laws relating to mineral rights and ownership of mining assets and the right to prospect and mine, and in extreme cases, nationalization, expropriation or nullification of existing concessions, licenses, permits, agreements and contracts.

        For example, the Guinean government has announced in media reports that it will seek to increase its equity interest in mines and there is a call for debate on nationalization and increased state ownership in South Africa. Any existing and new mining and exploration operations and projects are subject to various national and local laws, policies and regulations governing the ownership and the right to prospect or mine or develop proposed projects. For more details on the risks surrounding ownership of mining assets, see the section entitled "Title to our properties may be uncertain and subject to challenge".

        If we are not able to obtain or maintain necessary permits, authorizations or agreements to prospect or mine or to implement planned projects, or continue our operations under conditions, or comply with all laws, regulations or requirements, or within time frames that make such plans and operations economically viable, or if the laws impacting our ownership of our mineral rights, or the right to prospect or mine change materially, or should governments increase their ownership in the mines or nationalize them, our results of operations and our financial condition could be adversely affected.

        In South Africa, mining rights are linked to meeting various obligations that include the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry, referred to as the Mining Charter. The Mining Charter was amended in 2010 (the "Revised Charter"). Compliance with the Revised Charter, measured using a designated scorecard, requires that every mining company achieve 26% ownership by historically disadvantaged South Africans ("HDSAs") of its South African mining assets by May 2014, and achieve targeted levels of participation by HDSAs in various other aspects of management. We will incur expenses in giving further effect to the Revised Charter and the scorecard.

        The outcome of the review of the Mining Charter five years after promulgation was made public in September 2010. While compliant with ownership targets to be achieved by May 2014, we must make further progress to achieve future targets, including further participation by HDSAs in various aspects of management, the upgrade of housing and accommodation at our mines, further human resource development, mine community development, sustainable development and growth, as well as procurement and enterprise development, certain of which are also included under the Code of Good Practice for the Minerals Industry and Housing and Living Conditions Standard, as defined and discussed below and which targets must also be achieved by May 2014.

        As required by the South African Mineral and Petroleum Resources Development Act ("MPRDA"), the Minister of Mineral Resources published a Code of Good Practice for the Minerals Industry (the "Code") and the Housing and Living Conditions Standard (the "Standard") in April 2009. The Code was developed to create principles to facilitate effective implementation of minerals and mining legislation and enhance implementation of the Mining Charter applicable to the mining industry. The Standard aims to include the provision of housing as an integral part of infrastructure during the development of a mine. Both the Code and the Standard provide that non compliance equates to non compliance with the MPRDA. It is unclear whether non compliance with the Code or the Standard would lead to the cancellation or suspension of a mining right. The Code and the Standard have not yet been implemented, and it remains unclear if and when they will become operational.

        Our mining rights in South Africa can be suspended or cancelled by the Minister of Mineral Resources and we may be unable to obtain any new mining rights if we breach our obligations in complying with the MPRDA or the Revised Charter.

Title to our properties may be uncertain and subject to challenge.

        We have operations in several countries where ownership of land is uncertain and where disputes may arise in relation to ownership. Certain of our properties may be subject to the rights or the asserted rights of various community stakeholders, including indigenous people. The presence of those stakeholders may have an impact on our ability to develop or operate our mining interests. For example, in Australia, the Native Title Act (1993) provides for the establishment and recognition of native title under certain circumstances. In South Africa, the Extension of Security of Tenure Act (1997) and the Restitution of Land Rights Act (1994) provide for various landholding rights. Such legislation is complex, difficult to predict and outside of our control, and could therefore negatively affect the business results of new or existing projects. Where consultation with stakeholders is statutorily or otherwise mandated, there can be no assurance that relations will remain amicable, and disputes may lead to reduced access to properties or delays in operations.

        Title to our properties, particularly undeveloped ones, may also be defective or subject to challenge. Title insurance generally is not available, and title review does not necessarily preclude third parties from contesting ownership. Where surveys have not been conducted, the precise area and location of our claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects.

We may experience unforeseen difficulties, delays or costs in successfully implementing our business strategy and projects, and our strategy may not result in the anticipated benefits.

        The successful implementation of our business strategy and projects depends upon many factors, including those outside our control. For example, the successful management of costs will depend on prevailing market prices for input costs; the ability to grow the business will depend on the successful implementation of our existing and proposed project development initiatives and continued exploration success, as well as on the availability of attractive merger and acquisition opportunities, all of which are subject to the relevant mining and company specific risks as outlined in these risk factors.

        We may prove unable to deliver on production targets, including in potentially critical areas, such as the Obuasi turnaround plan in Ghana, as well as on key capital project execution, including at the Tropicana project in Australia and with regard to the implementation of our new Enterprise Resource Planning ("ERP") system. For more details on the risks surrounding the ERP implementation, see the section entitled "The implementation of an integrated 'ERP' system could have an adverse effect on our operational results and our financial condition."

        We cannot give assurance that unforeseen difficulties, delays or costs will not adversely affect the successful implementation of our business strategy, or that the strategy and projects will result in the anticipated benefits.

Any acquisition or acquisitions that we may complete may expose us to new geographic, political, social, operating, financial and geological risks.

        We may pursue the acquisition of producing, development and advanced stage exploration properties and companies. Any such acquisition may change the scale of our business and operations and may expose us to new geographic, geological, political, social, operating, financial, legal, regulatory and contractual risks. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or share exchange ratio; a material orebody may prove below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls; the integration may disrupt our ongoing business and our relationships with employees, suppliers and contractors; the acquisition may divert management's attention from our day-to-day business; and the acquired business may have undetected liabilities which may be significant. Furthermore, we operate and acquire businesses in different countries, with different regulatory and operating cultures, which may exacerbate the risks described above.

        In the event that we choose to incur additional debt to finance any such acquisition, our leverage will be increased. Should we choose to use equity as consideration for an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any acquisition from our existing resources, which could decrease our ability to fund future capital expenditures.

        There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Failure to implement our acquisition strategy or to integrate acquired businesses successfully could have material adverse effects on our growth and business results.

Ageing infrastructure at some of our operations could adversely impact our business.

        Deep-level gold mining shafts are usually designed with a lifespan of 25 to 30 years. Vertical shafts consist of large quantities of infrastructure steelwork for guiding conveyances and accommodating services such as high and low tension electric cables, air and water pipe columns. Rising temperatures in the deeper mining areas can also lead to increased cooling requirements in the form of upgraded and expanded ice plants. Maintaining our infrastructure requires skilled human resources, capital allocation, management and planned maintenance.

        Following repairs on a crack in 2011, the primary mill at the Geita gold mine cracked again in 2012. The crack is currently being monitored and repairs may be required prior to a scheduled replacement of the mill in early 2013. Any repairs could last several weeks or more, and installing the replacement mill could take up to two months or more, during which time production at Geita will depend on the site's secondary mill that produces lower tonnage and higher grades. The Geita gold mine produced approximately 494,000 ounces in 2011 and is one of the Group's principal assets and sources of cash flow.

        Once a shaft has reached the end of its intended lifespan, higher than normal maintenance and care is required. Incidents resulting in production delays, increased costs or industrial accidents may occur. Such incidents may have an adverse effect on our results of operations and financial position.

Some of our technologies are unproven and failure could adversely impact costs and production.

        We have teamed up with various specialists to engineer new solutions to environmental management, mine design, rock breaking and underground logistics, among others. We have invested in new technologies, including phyto-technologies to reduce seepage and address soil and groundwater contamination, and in mine support technologies to minimize the impact of seismic activity. We are also attempting to develop technologies to access the deeper reaches of South African mines. One of the chief initiatives expected to be implemented in 2012 is a vertical transport optimization project to accelerate the delivery of consumables and other essential items to work crews, in order to increase production time at the face.

        Some aspects of these technologies are unproven and their eventual operational outcome or viability cannot be assessed with certainty. The costs, productivity and other benefits from these initiatives, and the consequent effects on our future earnings and financial condition, may vary from expectations. Failure to realize the anticipated benefits could result in increased costs, an inability to realize production or growth plans, or adversely affect our operational performance.

The level of our indebtedness could adversely impact our business.

        As at June 30, 2012, we had gross borrowings (excluding the mandatory convertible bonds with a fair value of $647 million) of $1.9 billion, or $             billion after giving effect to the offering of notes hereby.

        Our indebtedness could have a material adverse effect on our flexibility to conduct business. For example, we may be required to use a large portion of our cash flow to pay the principal and interest on our debt, which will reduce funds available to finance existing operations, the development of new organic growth opportunities and further acquisitions. In addition, under the terms of our borrowing facilities from our banks, we are obliged to meet certain financial and other covenants. Our ability to continue to meet these covenants and to service our debt will depend on our future financial performance, which will be affected by our operating performance as well as by financial and other factors, certain of which are beyond our control.

        Should the cash flow from operations be insufficient, we could breach our financial and other covenants. Covenant breaches, if interpreted as events of default under one or more debt agreements, could allow lenders to accelerate payment of such debt. Any such acceleration could result in the acceleration of indebtedness under other financial instruments. As a result, we may be required to refinance all or part of the existing debt, use existing cash balances, issue additional equity or sell assets. We cannot be sure that we will be able to refinance our debt on commercially reasonable terms, if at all. Our ability to access the bank, public debt or equity capital markets on an efficient basis may be constrained by dislocation in the credit markets or capital and liquidity constraints in the banking, debt or equity markets at the time of issuance.

Certain factors may affect our ability to support the carrying amount of our property, plant and equipment, acquired properties, investments and goodwill on the balance sheet. If the carrying amount of our assets is not recoverable, we may be required to recognize an impairment charge, which could be significant.

        We review and test the carrying amount of our assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. We value individual mining assets at the lowest level for which cash flows are identifiable and independent of cash flows of other mining assets and liabilities.

        If there are indications that impairment may have occurred, we prepare estimates of expected future cash flows for each group of assets. Expected future cash flows are inherently uncertain and could materially change over time. They are significantly affected by reserve and production estimates, together with economic factors such as spot and forward gold prices, discount rates, currency exchange rates, estimates of costs to produce reserves and future capital expenditure.

        If any of these uncertainties occur, either alone or in combination, management could be required to recognize an impairment, which could have a material adverse effect on our financial condition and results of operations.

We expect to have significant financing requirements.

        Our existing board-approved development projects and exploration initiatives will require significant funding. These include Tropicana in Australia; the Cerro Vanguardia heap leach project in Argentina; the Mponeng Ventersdorp Contact Reef, Mponeng CLR and Zaaiplaats projects in South Africa; Córrego do Sítio and Lamego in Brazil; Kibali and Mongbwalu projects in the DRC; and the two mine life extension projects (MLE1 and MLE2) at Cripple Creek & Victor in the United States.

        Potential future development projects will also require significant funding if and when approved by the board of directors. These include the La Colosa and Gramalote projects in Colombia; Cerro Vanguardia underground mining project in Argentina; Nova Lima Sul project in Brazil; Sadiola Deeps project in Mali; as well as various other exploration projects and feasibility studies.

        We estimate that over the next three years, growth initiatives will require project capital expenditure (excluding stay in business and ore reserve development capital expenditure) of approximately $3.4 billion (subject to escalation and based on certain assumptions, including as to exchange rates). Our capital expenditure plans and requirements are subject to a number of risks, contingencies and other factors, some of which are beyond our control, and therefore our actual future capital expenditure and investments may differ significantly from the current planned amounts.

        Our operating cash flow and credit facilities may be insufficient to meet all of these expenditures, depending on the timing and cost of development of these and other projects as well as operating performance and available headroom under our credit facilities. As a result, new sources of capital may be needed to meet the funding requirements of these developments, to fund ongoing business activities.

        Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, the condition of the financial markets, future gold prices, our operational performance and operating cash flow and debt position, among other factors. Our ability to raise further debt financing in the future and the cost of such financing will depend on, among other factors, our prevailing credit rating, which may be affected by our ability to maintain our outstanding debt and financial ratios at levels acceptable to the credit ratings agencies, our business prospects or other factors. As a result, in the event of lower gold prices, unanticipated operating or financial challenges, any dislocation in financial markets or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and retire or service outstanding debt and pay dividends, could be significantly constrained, all of which could adversely impact our results of operations and our financial condition.

We do not have management control over some of our significant joint-venture projects and other interests. If the operators of these projects do not manage effectively and efficiently, our investment in these projects could be adversely affected and our reputation could be harmed.

        Our joint ventures at Morila in Mali and at Kibali in the DRC are managed by our joint venture partner Randgold. In addition, certain of our exploration ventures are managed by the relevant joint venture partner. Our marine gold joint venture with De Beers is managed by an independent company jointly owned by us and De Beers, with a significant part of the technical input subcontracted to De Beers or other marine service providers.

        In South Africa, our Ergo operations are currently managed by Ergo Mining, a subsidiary of DRDGOLD Limited ("DRDGOLD"). The Ergo operations were sold in 2007 to DRDGOLD and

DRDGOLD has been managing and operating the assets pending the transfer of our mining rights to DRDGOLD.

        While we provide strategic management and operational advice to our joint venture partners in respect of these projects, we cannot ensure that these projects are operated in compliance with the standards that we apply in our other operations. If these joint ventures are not operated effectively or efficiently, including as a result of weaknesses in the policies, procedures and controls implemented by the joint venture partners, our investment in the relevant project could be adversely affected. In addition, negative publicity associated with operations that are ineffective or inefficiently operated, particularly relating to any resulting accidents or environmental incidents, could harm our reputation and therefore our prospects and potentially our financial condition. Furthermore, any failure of joint venture partners to meet their obligations to us or third parties, or any disputes with respect to our respective rights and obligations, could have a material adverse impact on our results of operations and our financial condition. In particular, we and Randgold retain equal representation, with neither party holding a deciding vote on the board of the two companies that have overall management control of the Morila project in Mali and the Kibali project in the DRC, respectively, and all major management decisions for each of these two projects, including approval of the budget, require board approval. If a dispute arises between us and Randgold with respect to the Kibali or Morila project and we are unable to amicably resolve such dispute, it may be difficult for us to make strategic decisions relating to the project affected by such dispute, the day-to-day operations and the development of such project may be adversely affected and we may have to participate in arbitration or other proceedings to resolve the dispute, which could adversely affect our results of operations and financial condition.

Our Mineral Reserve, deposits and mining operations are located in countries that face political, economic and security risks.

        Some of our mineral deposits and mining and exploration operations are located in countries that have experienced political instability and economic uncertainty. In all of the countries where we operate, there is a focus on resource nationalism with governments seeking to get more economic benefits from the high commodity prices. This entails review of mining codes and stability agreements, which were designed under different economic environments. The formulation or implementation of government policies include regulations which impact our operations and changes in laws relating to issues such as mineral rights and asset ownership, royalties, taxation and taxation disputes, "windfall" or "super" taxation, and nonrecovery of taxation refunds, import and export duties, currency transfers, restrictions on foreign currency holdings and repatriation of earnings. These regulations are continually changing and generally require progressively higher payments to governments, notably in the form of royalties and taxes, such as those currently under consideration in South Africa and Tanzania.

        For example, the Argentine government has introduced stricter exchange controls and related protracted approval processes, which may limit our ability to repatriate dividends from our Argentine subsidiaries. In addition, on March 15, 2012, the Mwanza office of the Tanzania Revenue Authority notified Geita Gold Mine Limited ("Geita Gold Mine") that it intends to issue additional tax assessments against Geita Gold Mine and in connection with such assessments it also challenged the validity of the existing mining development agreement ("MDA") relating to the Geita gold mine, which was entered into with the Tanzanian government in June 1999. We were served with a demand to pay the increased assessments, which we are currently paying under protest while awaiting a discussion with the government in September 2012. In the event that the MDA is held to be invalid, the tax burden on our Tanzanian operations would increase and we would have to pay additional taxes for prior periods.

        Any existing and new mining, exploration operations and projects that we carry out will continue to be subject to various national and local laws, policies and regulations governing the ownership, prospecting, development and mining of mineral reserves, taxation and royalties, exchange controls, import and export duties and restrictions, investment approvals, employee and social community relations and other matters.

        If, in one or more of these countries, we are not able to obtain or maintain necessary permits, authorizations or agreements to implement planned projects or continue our operations under conditions or within time frames that make such plans and operations economic, or if legal, ownership, fiscal (including all royalties and duties), exchange control, employment, environmental and social laws and regimes, or the governing political authorities change materially, resulting in changes to such laws and regimes, this could have a material adverse effect on our operating results, financial condition, and, in extreme cases, on the viability of an operation.

        Certain of the countries in which we have mineral deposits or mining or exploration operations, including the DRC, Mali, Guinea and Colombia, have in the past experienced, and in certain cases continue to experience, a difficult security environment as well as political instability. In particular, various illegal groups active in regions in which we are present may pose a credible threat of military repression, terrorism, civil unrest, extortion and kidnapping, which could have an adverse effect on our operations in these and other regions. For example, in March 2012, Mali, one of the countries in which we operate, experienced a military coup. Although on April 6, 2012, the opposing factions reached a settlement, agreed to reinstate the Malian constitution and implemented certain transitional political arrangements, the situation remains tense as the country continues to be exposed to significant political instability and security threats. Different factions have been fighting for control and, as of mid-July 2012, the northern section of Mali, including Gao, the main base of the Malian army, was in militant hands. In some instances, risk assessments categorize threats as serious enough to require resort to public security forces, such as national police or military units on a near-permanent basis. In addition, in July 2012 there has been increased fighting in the northeastern DRC around the provincial capital Goma. The fighting has caused instability in the area and could expand or intensify, which could affect our operations in the DRC. In the event that continued operations in any of these countries compromise our security or business principles, we may withdraw from these countries on a temporary or permanent basis. This could have a material adverse impact on our results of operations.

        Since 2009, we have recorded an almost fivefold increase in the instances of injury to security personnel, including members of our internal security, private security companies and public security forces in certain jurisdictions. The rise in the number and severity of security incidents has come as a result of both increased illegal and artisanal mining and an increase in the level of organization and funding of criminal activity around some of our Continental African operations, spurred on by an escalating gold price. The most significant security challenges occur in areas where there is endemic poverty and high levels of unemployment. If the security environment surrounding our operations that are most exposed to these challenges does not improve or further deteriorates, employee, third-party and community member injuries and fatalities could also increase. Any such increase could disrupt our operations in certain mines and adversely affect our reputation and results of operation.

        Furthermore, we have at times experienced strained relationships with some of the communities in which we operate. We operate in several regions where poverty, unemployment and the lack of access to alternative livelihoods mean that the creation and distribution of economic benefit from mining operations is a significant area of focus for community and government. Conflict with communities has led to community protests and business interruptions, particularly at the Siguiri mine in Guinea, where community members protested in four separate incidents in 2010 over issues relating to electricity supply, land compensation and employment, and a violent community protest interrupted operations for three days in 2011.

        We may be impacted by the outcome of elections in jurisdictions in which we have operations and ancillary political processes leading up to elections. Presidential elections are planned in Ghana and the United States during 2012.

        Political instability and uncertainty or government changes to the fiscal terms governing our operations may discourage future investments in certain jurisdictions, which may have an adverse impact on our ability to access new assets and could potentially reduce future growth opportunities.

        Early in 2011, the Guinean government confirmed its intention to review all mining contracts under the auspices of international law, indicating that Guinea would seek to own a stake of at least a third of all mining projects located in Guinea. Currently, the government of Guinea holds a stake of 15% in the Siguiri gold mine. The review process has not yet commenced and we are currently unable to predict the timing and outcome of such review. On April 26, 2011, it was announced by Reuters that a copy of the new draft mining code includes a compulsory 15% stake for the government in operations, with an option to acquire an additional 20%. Also according to Reuters, included in the draft mining code are provisions for a new "Local Empowerment Fund", which will be funded from tax levies, and changes to the price reference point used for tax purposes from free-on-board to a rolling three-month average from the London Metals Exchange.

        In Guinea, Mali and Tanzania, we are due refunds of input tax and fuel duties which remain outstanding for periods longer than those provided for in the respective statutes. In addition, we have other outstanding assessments or unresolved tax disputes in a number of countries, including Brazil, Argentina, Ghana and Colombia. If the outstanding value-added tax on inputs is not received, or the disputes are not resolved and assessments favorable to us are not made, there could be an adverse effect upon our results of operations and our financial condition.

        In late 2011 and early 2012 the government of Ghana amended its fiscal mining regime, increased its corporate taxation rates and imposed a windfall profit tax. We may challenge some of these in light of the stability agreement we have entered into with the government of Ghana in December 2003, which was ratified by the Ghanaian Parliament in 2004. However, the government of Ghana has recently announced that it has constituted a team to renegotiate stability agreements with mining companies and we expect to participate in these negotiations. No assurance can be given that the outcome of our negotiations with the government of Ghana will not have a material adverse impact on our financial condition or operational results.

        On July 1, 2012, Australia's Minerals Resource Rent Tax ("MRRT") came into effect after the legislation was passed in March 2012. The MRRT applies only to the bulk commodities of coal and iron ore, and replaced the previously-proposed Resource Super Profit Tax ("RSPT"), which covered all minerals. The Australian federal government did not include gold and uranium in the final MRRT. However, should Australia consider reintroducing the RSPT, or if similar "super profit" taxes were to be introduced and implemented in any other country in which we operate, our results of operations and financial condition could be materially adversely affected.

Illegal and artisanal mining occurs on our properties, which can disrupt our business and expose us to liability.

        Illegal and artisanal miners are active on, or adjacent to, some of our Continental African and South American properties, which leads at times to interference with our operations and results in conflict situations that present a security threat to property and human life. Artisanal mining is associated with a number of negative impacts, including environmental degradation, flouting of land rights, poor working practices, erosion of civil society, human rights abuse and funding of conflict. The environmental, social, safety and health impacts of artisanal mining are frequently attributed to formal mining activity, and it is often assumed that artisanally mined gold is channeled through large-scale mining operators, even though artisanal and large-scale miners have distinct supply chains. These misconceptions impact negatively on the reputation of the industry.

        The activities of the illegal miners, which include theft and shrinkage, could cause damage to our properties, including pollution, underground fires, or personal injury or death, for which we could potentially be held responsible. Illegal mining could result in the depletion of mineral deposits, potentially making the future mining of such deposits uneconomic. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. Illegal mining and theft, including by our employees or contractors, could also result in lost gold reserves, mine stoppages, and have a material adverse effect on our financial condition or results of operations.

        In 2011 and into 2012, we recorded an increase in the number and severity of security incidents, due in part to a greater level of organization among criminal elements and syndicates in our areas of operation as well as an increase in artisanal, small-scale and illegal mining activity in general.

Labor disruptions and increased labor costs could have an adverse effect on our results of operations and financial condition.

        Our employees in South Africa, Ghana, Guinea and some South American countries, are highly unionized. Trade unions, therefore, have a significant impact on our labor relations, as well as on social and political reforms, most notably in South Africa. There is a risk that strikes or other types of conflict with unions or employees may occur at any of our operations, particularly where the labor force is unionized. Labor disruptions may be used to advocate labor, political or social goals in the future. For example, labor disruptions may occur in sympathy with strikes or labor unrest in other sectors of the economy. In late July 2011, our miners joined others in the South African petroleum, coal and diamond industries in a wage-related strike. The action at our operation lasted five days and the subsequent ramp-up of production was slower than expected. The resulting payroll increases have impacted the financial performance of all South African operations. In early July 2012, the Mine Workers Union of Namibia ("MUN"), which represents approximately 330 employees at our Navachab gold mine in Namibia, rejected our proposed remuneration package for employees at the mine. Employees covered by the MUN bargaining agreement began a strike on July 13, 2012. This or other material labor disruptions could have an adverse effect on our results of operations and financial condition.

        In South Africa, it has become established practice to negotiate wages and conditions of employment with the unions every two years through the Chamber of Mines of South Africa. South African employment law sets out minimum terms and conditions of employment for employees, which form the benchmark for all employment contracts. As at December 31, 2011, approximately 61% of our workforce, excluding contractors, or approximately 52% of our total workforce, was located in South Africa.

        An agreement was signed with the unions in August 2011, following negotiations between the Chamber of Mines and the National Union of Mineworkers ("NUM"), the United Associations of South Africa, ("UASA") (on behalf of some clerical and junior management staff) and Solidarity (on behalf of a small number of miners). The mining unions and gold mining companies signed a two-year agreement for an increase of between 8% and 10%, depending on the level of worker experience. We cannot give assurance that we will be able to renegotiate this agreement on satisfactory terms when it next expires.

        In Ghana, a three-year wage agreement for the years 2009 to 2011, effective from January 1, 2009, was reached towards the end of 2009. The next round of negotiations began in mid-June 2012 and are ongoing. As at December 31, 2011, approximately 11% of our workforce, excluding contractors, or approximately 12% of the total workforce, was located in Ghana. We cannot give assurance that we will be able to renegotiate this agreement on satisfactory terms.

        Labor costs represent a substantial proportion of our total operating costs and at many operations, including our South African, Ghanaian and Tanzanian operations, constitute the single largest component of our operating costs. Any increases in labor costs have to be offset by greater productivity efforts by all operations and employees, failing which such increase in labor costs could have a material adverse effect on our results of operations and our financial condition.

        Results may be further impaired if we incur penalties for failing to meet standards set by labor laws regarding worker rights. For example, employment law in South Africa imposes monetary penalties for neglecting to report to government authorities on progress made towards achieving employment equity in the workplace, and Ghanaian law contains broad provisions requiring mining companies to recruit and train Ghanaian personnel and to use the services of Ghanaian companies. In Australia, the federal government has recently introduced a new industrial relations system that includes "good faith bargaining" obligations for employers, fewer restrictions on the content of collective agreements and an enhanced role for union officials as bargaining representatives, parties to agreements and participants in dispute resolution.

The use of contractors at certain of our operations may expose us to delays or suspensions in mining activities and increases in mining costs.

        We use contractors at certain of our operations to mine and deliver ore to processing plants as well as for other purposes. At mines employing mining contractors, contracting costs represent a significant proportion of the total operating costs of these operations and we do not own all of the mining equipment. For example, increased contractor rates at the Sadiola mine in Mali contributed to a significant rise in total cash costs in the final quarter of 2011. Increased contractor costs at Sunrise Dam in Australia and Geita in Tanzania contributed to higher production costs in the first quarter of 2012.

        Our operations could be disrupted, resulting in additional costs and liabilities, if the mining contractors at affected mines have financial difficulties, if a dispute arises in renegotiating a contract, or if there is a delay in replacing an existing contractor and its operating equipment to meet business needs at expected cost levels. Increases in contract mining rates, in the absence of associated productivity increases, will also have an adverse impact on our results of operations and financial condition.

        In addition, our reduced control over those aspects of operations which are the responsibility of contractors, their failure to comply with applicable legal, human rights and regulatory requirements, or their inability to manage their workforce or provide high-quality services or a high-level of productivity could adversely affect our reputation, results of operations and financial position, and may result in us incurring liability to third parties due to the actions of contractors.

We compete with mining and other companies for key human resources.

        We compete on a global basis with mining and other companies to attract and retain key human resources at all levels with the appropriate technical skills and operating and managerial experience necessary to operate and supervise our business. This is further exacerbated in the current environment of increased mining activity across the globe, combined with the appeal to potential employees of other sectors such as petrochemical, finance and consulting and the perception by some potential employees that certain engineering fields other than mining may offer additional future career opportunities or other benefits, as well as the global shortage of key mining skills, including geologists, mining engineers, metallurgists and skilled artisans.

        The retention of staff is particularly challenging in South Africa, where, in addition to the impacts of global industry shortages of skilled labor, we are required to achieve employment equity targets of participation by HDSAs in management and other positions. We compete with all companies in South Africa to attract and retain a small but growing pool of HDSAs with the necessary skills and experience. We have historically faced difficulty recruiting and retaining young graduates and qualified mid-level management in South Africa. Recruitment of skilled personnel has been challenging in

Continental Africa due to university offerings that are often not well-suited to the specific needs of the mining industry, as well as other factors such as language barriers and low literacy skills.

        The recruitment of skilled workers is becoming increasingly competitive in Argentina as well, as more mining development occurs nationally and regionally. Also material is the scarcity of skills in the resource sector of Western Australia due to the mining boom currently underway in the region, particularly with regard to safety management. If safety systems and training cannot be strengthened to ensure that operators achieve the required level of competence, the incidence of accidents may rise.

        There can be no assurance that we will attract and retain skilled and experienced employees. Should we fail to do so or lose any of our key personnel, business and growth prospects may be harmed and this could have an adverse impact on our results of operations and our financial condition.

The prevalence of occupational health diseases and the potential costs and liabilities related thereto may have an adverse effect on our business and our results of operations.

        The primary areas of focus in respect of occupational health of employees within our operations are noise-induced hearing loss ("NIHL") and occupational lung diseases ("OLD"), which include pulmonary diseases such as tuberculosis ("TB") from various causes and silicosis in individuals exposed to silica dust. These require active dust management strategies in underground operations, particularly in South Africa where a significant number of silicosis cases by current and former employees alleging past exposures are still reported each year to the board for statutory compensation. We provide occupational health services to our employees at our occupational health centers and clinics and continue to improve preventative occupational hygiene initiatives, such as implementing various dust-control measures and supplying our employees with respiratory protection equipment. If the costs associated with providing such occupational health services, implementing such dust control measures or supplying such equipment increase significantly beyond anticipated or budgeted amounts, this could have an adverse effect on our results of operations and our financial condition. Actual and alleged health and safety incidents or breaches of standards may also adversely impact our reputation.

        A claim filed by a former employee, Mr. Mankayi, of our predecessor, Vaal Reefs Mining and Exploration Company Limited, seeks approximately R2.6 million for damages resulting from silicosis allegedly contracted while working on a mine. In March 2011, the Constitutional Court rejected the lower court's decision that the claim was precluded by statutory compensation and granted leave to the decedent's executor to proceed with his case in the High Court and seek a claim for damages under common law against us. This will comprise, among other elements, providing evidence that Mr. Mankayi contracted silicosis as a result of negligent conduct on the part of our predecessor. We will continue to defend this case on its merits.

        As a result of the Constitutional Court decision permitting miners with OLD to sue their current or former employers for damages outside the statutory compensation scheme, we could be subject to numerous similar claims, including a potential class action or similar group claim. We will defend any subsequent claims, if and when filed, on their merits. In view of the limited information currently available, no reliable estimate can be made for this potential liability at this time. Should we be unsuccessful in defending actions by any other individuals or groups that lodge similar claims in the future, such claims would have an adverse impact on our financial condition which could potentially be material.

        In light of the Constitutional Court judgment, we are calling for the industry to engage with government (and other stakeholders) to seek an appropriate industry-wide solution. We can provide no assurances that an industry-wide solution can be reached or that the terms thereof will not have a material adverse effect on our financial condition.

        In response to the effects of silicosis in labor-sending communities, a number of mining companies (under the auspices of the Chamber of Mines of South Africa) together with the NUM, which is the largest union in the mining sector in South Africa, and the national and regional departments of health, have embarked on a project to assist in delivering compensation and relief by mining companies under the Occupational Diseases in Mines and Works Act ("ODMWA") to affected communities.

We face certain risks in dealing with HIV/AIDS, particularly at our South African operations and with tropical disease outbreaks such as malaria, and other diseases which may have an adverse effect on our results of operations and financial condition.

        AIDS and associated diseases remain one of the major health care challenges faced by our South African operations. Workforce prevalence studies indicate that HIV prevalence rates among our South African workforce may be as high as 30%. We continue to develop and implement programs to help those infected with HIV and prevent new infections from spreading. Since 2001, we have offered a voluntary counseling and HIV testing program for employees in South Africa. In 2002, we began to offer anti-retroviral therapy ("ART") to HIV positive employees who met the current medical criteria for the initiation of ART. From April 2003, we began a roll-out of the treatment to all eligible employees desiring it. As at December 2011, approximately 2,400 employees were receiving treatment using anti-retroviral drugs.

        Malaria and other tropical diseases pose significant health risks at all of our operations in central, west and east Africa where such diseases may assume epidemic proportions because of ineffective national control programs. Malaria is a major cause of death in young children and pregnant women but also gives rise to fatalities and absenteeism in adult men. Other conditions such as heart disease, chronic diseases, and obesity are of increasing incidence and concern.

        Such diseases impair the health of workers and negatively affect productivity and profitability as a result of workers' diminished focus or skill, absenteeism, treatment costs and allocated resources. We cannot guarantee that any current or future medical program will be successful in preventing or reducing the infection rate among our employees or in affecting consequent illness or mortality rates. We may incur significant costs in addressing this issue in the future, which could also adversely impact our results of operations and financial condition.

The costs and impacts associated with the pumping of water inflows from closed mines adjacent to our operations could have an adverse effect on our results of operations.

        Certain of our mining operations are located adjacent to the mining operations of other mining companies. The closure of a mining operation may have an impact upon continued operations at the adjacent mine if appropriate preventative steps are not taken. In particular, this can include the ingress of underground water where pumping operations at the adjacent closed mine are suspended. Such ingress could have an adverse effect on any one of our mining operations as a result of property damage, disruption to operations, additional pollution liabilities and pumping costs and consequently could have an adverse impact upon our results of operations and financial condition.

The potential costs associated with the remediation and prevention of groundwater contamination from our operations or due to flooding from closed mines adjacent to our operations could have a material adverse effect on our results of operations and our financial condition.

        We have identified groundwater contamination plumes at certain of our operations. Numerous scientific, technical and legal studies have been undertaken to assist in determining the magnitude of the contamination and to find sustainable remediation solutions, and, based thereon, we have instituted processes to reduce seepage and to address soil and groundwater contamination, including monitored natural attenuation by the existing environment and phyto-technologies. Subject to the completion of trials, and the technology being a proven remediation technique, no reliable estimate can be made for the potential costs of remediation and prevention of groundwater contamination at our operations. Should these costs be significant, this could have a material adverse impact upon our results of operations and our financial condition.

        Deep groundwater contamination is a significant issue in South Africa, where groundwater in some older mining regions has infiltrated mined-out workings. It becomes acidic if exposed to sulfide minerals in these workings, presenting a potential contamination risk to shallow groundwater and eventually surface water resources if allowed to spread. We have identified a flooding and future pollution risk posed by deep groundwater in the Klerksdorp and Far West Rand goldfields. Our Vaal River operations are part of the Klerksdorp goldfield and our West Wits operations are part of the Far West Rand goldfield. We have undertaken various studies since 1999. Due to the interconnected nature of underground mining operations in South Africa, any proposed solution needs to be a combined one supported by all the companies owning mines located in these goldfields. As a result, the South African Department of Mineral Resources and affected mining companies are now involved in the development of a "Regional Mine Closure Strategy".

        In view of the limitation of current information for the accurate estimation of a liability, no reliable estimate can be made for this obligation, which could be material and have an adverse impact on our financial condition.

The occurrence of events for which we are not insured or for which our insurance is inadequate may adversely affect cash flows and overall profitability.

        We maintain insurance to protect only against catastrophic events which could have a significant adverse effect on our operations and profitability. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, damage and third-party claims arising from catastrophic events may exceed the limit of liability on insurance policies we have in place. Furthermore, our insurance does not cover all potential risks associated with our business and may exclude certain parts of our business. We may elect not to insure certain risks due to the high premiums or for various other reasons, including an assessment that the risks are remote.

        We may not be able to obtain insurance coverage at acceptable premiums. We believe negotiations with insurance providers have become more difficult for a number of reasons, including prevailing economic macroeconomic conditions and the risk profile of the mining industry. Insurance for certain risks in particular, such as loss of title to mineral property, political risks in certain jurisdictions, environmental pollution, or other hazards resulting from exploration and production, is not generally available to mining companies on acceptable terms. The availability and cost of insurance coverage can vary considerably from year to year as a result of events beyond our control or from claims, and this can result in higher premiums and periodically being unable to maintain the levels or types of insurance we typically carry.

        The failure to obtain adequate insurance could impair our ability to continue to operate in the normal course or could result in the occurrence of events for which we are not insured, either of which could adversely impact our cash flows, our results of operations and our financial condition.

We are subject to the risk of litigation, the causes and costs of which are not always known.

        We are subject to litigation, arbitration and other legal proceedings arising in the normal course of business and may be involved in disputes that may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental and health and safety concerns, share price volatility or failure to comply with disclosure obligations.

The results of litigation cannot be predicted with certainty but could include fines, and the loss of licenses, concessions, or rights, among other things.

        In the event of a dispute involving our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in South Africa or the United States.

        A claim filed by a former employee of our predecessor, Vaal Reefs Mining and Exploration Company Limited, seeks approximately R2.6 million for damages resulting from silicosis allegedly contracted while working on a mine. In March 2011, the Constitutional Court rejected the lower court's decision that the claim was precluded by statutory compensation and granted leave to the decedent's executor to proceed with his case in the High Court and seek a claim for damages under common law against us. In Colombia, we are also involved in an action in the Administrative Superior Court of the Cundinamarca District against the Environmental Ministry following the issuance of a fine against us as well as six class-action lawsuits flowing in part from the alleged breach of Article 34 of the Mining Code and in part from allegations that activities in 'restricted areas' contravene environmental legislation. Please see "Item 8A" of our 2011 Form 20-F, incorporated herein by reference.

        Should we be unable to resolve disputes favorably or to enforce our rights, this may have a material adverse impact on our financial performance, cash flow and results of operations.

The implementation of an integrated Enterprise Resource Planning ("ERP") system could have an adverse effect on our operational results and our financial condition.

        We are implementing a single, global ERP system to support all the operations that we manage. The ERP system is being implemented over a three-and-a-half-year period which commenced in August 2011. The contemplated implementation of an ERP system on a global basis is inherently a high-risk initiative due to the potential for implementation cost and time overruns. In addition, such implementation could affect our ability to report and manage technical and financial information if we experience difficulties in the implementation and operation of the system, which could have an adverse effect upon our operational results and our financial condition.

Risks relating to an investment in our notes

There may not be a liquid market for the notes.

        The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes, or the prices at which holders might be able to sell their notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes and the guarantee of the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes.

        The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings are limited in scope and do not comment as to market price or suitability for a particular investor. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, ratings at any time may be lowered or withdrawn in their entirety. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our borrowing costs.

If Holdings' subsidiaries are unable to make distributions and other payments to Holdings, Holdings may be unable to pay amounts due on the notes.

        The notes will be obligations of Holdings and guaranteed by AngloGold Ashanti Limited only, and not of any of our subsidiaries. Holdings is a holding company that does not directly conduct any business operations. Holdings' only assets are the capital stock of its subsidiaries, some of which are themselves holding companies. Because all of Holdings' operations are conducted solely by its subsidiaries, Holdings expects to obtain the money to make payments of principal or interest on the notes through cash dividends, distributions or other transfers from its subsidiaries. Therefore, Holdings' ability to make payments of principal or interest on the notes, will be contingent upon Holdings' subsidiaries generating sufficient cash to make payments to it. These subsidiaries may not be able to make distributions to Holdings. Moreover, since AngloGold Ashanti Limited is also a holding company, its ability as a guarantor to make payments on its guarantee will be substantially dependent on the same factors. Any payment of interest, dividends, distributions, loans or advances by Holdings' subsidiaries to Holdings could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate.

        Our subsidiaries are separate and distinct legal entities and because they do not guarantee the notes they have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Holdings has to receive any assets of any of its operating subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of notes to realize proceeds from the sale of their assets, may be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to other liabilities of our subsidiaries other than AngloGold Ashanti Holdings plc.

        We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness, including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries other than AngloGold Ashanti Holdings plc to the extent of the assets of such subsidiaries.

        The terms of the indenture limit our ability to secure additional capital markets debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions, including an exception for the incurrence of non-capital markets debt such as debt under credit facilities. See "Description of Debt Securities—Limitations on Liens" in the prospectus. In addition, the terms of the indenture and the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

Holdings may be unable to purchase the notes upon a change of control repurchase event.

        If we experience a change of control and the notes experience a specified credit rating decline, we will be required to offer to purchase the notes for cash at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase in order to avoid an event of default under the indenture governing the notes. See "Description of Notes—Change of Control Repurchase Event". A change of control may also require us to repay other outstanding debt, including the $732.5 million convertible bond due 2014 issued by our wholly owned subsidiary, AngloGold Ashanti Holdings Finance plc, and the $700 million 5.375% notes due 2020 and the $300 million 6.50% notes due 2040 issued by Holdings, the issuer of the notes offered hereby. In the event of a change of control and a specified credit rating decline relating to the notes, we may not have sufficient funds to purchase all of the affected notes and to repay other debt that may become due.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to The Bank of New York Mellon (as paying agent for the notes), which will make payments to the common depositary, which will in turn distribute payments to DTC. Thereafter, payments will be made by DTC to participants in these systems and then by such participants to indirect participants. After payment to the common depositary neither we, the trustee nor the paying agent will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to DTC or to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. Many of our assets are located outside the United States. In addition, all of the directors and officers of Holdings reside outside the United States and all except one of AngloGold Ashanti Limited's directors, and all of AngloGold Ashanti Limited's officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Isle of Man or the Republic of South Africa. See "Enforceability of Certain Civil Liabilities".

USE OF PROCEEDS

        The net proceeds of the offering of the notes, after payment of the underwriters' commissions and other expenses of the offering, are expected to amount to approximately $             million. We intend to use the net proceeds from the offering of the notes for general corporate purposes, including to fund capital expenditures and the development of our project pipeline. Pending such use, we may temporarily repay indebtedness under our revolving credit facility, which was drawn in June and July 2012 in order to meet ongoing operating cash requirements. This revolving credit facility matures in April 2014 and currently has an interest rate of LIBOR plus 1.75%. Certain affiliates of the underwriters are lenders under this facility. This facility will be replaced by our new five-year revolving credit facility. See "Summary—Recent Developments—New Revolving Credit Facility".

 CAPITALIZATION

        The following table sets forth our consolidated capitalization at June 30, 2012, unless otherwise stated, on an actual basis and as adjusted to give effect to our estimated offering proceeds of $             million after deducting the underwriting discount and other offering-related expenses and after giving effect to the use of such offering proceeds as described in "Use of Proceeds". You should read this table together with our US GAAP financial statements and related discussion and analysis included in our 2011 Form 20-F and 2012 First Quarter Report.

	As at June 30, 2012 (unaudited)
	Actual	As adjusted
	(In $ millions)
Total debt(1)	2,552
5.375% notes due 2020	707	707
6.50% notes due 2040	299	299
3.50% guaranteed convertible bonds due 2014	674	674
6.00% mandatory convertible subordinated bonds due 2013(2)	647	647
Notes offered hereby	—
Other debt(3)	225	225
Equity (excluding noncontrolling interests)	5,801	5,801
600,000,000 authorized ordinary shares of 25 ZAR cents each(4)	13	13
Additional paid-in capital	8,774	8,774
Accumulated deficit(5)	(2,292)	(2,292)
Accumulated other comprehensive income and other reserves(5)	(694)	(694)
Total capitalization	8,353

(1)
As at June 30, 2012, 96% of our total debt was denominated in U.S. dollars, 2% in Australian dollars, 1% in South African rands and 1% in Namibian dollars. For a discussion regarding our secured and unsecured indebtedness, see "Item 5: Operating and financial review and prospects" included in our 2011 Form 20-F. As at June 30, 2012, secured and unsecured debt accounted for $70 million and $2,482 million, respectively, of total debt. The weighted average maturity and interest rate of our borrowings was 5.3 years and 5.14%, respectively, at June 30, 2012.

(2)
Mandatorily convertible into American Depositary Shares, each representing one ordinary share of AngloGold Ashanti Limited. The mandatory convertible bonds contain certain embedded derivatives relating to change in control and anti-dilution protection provisions. The FASB ASC guidance contains an election for the Company to record the entire instrument at fair value as opposed to separating the embedded derivatives from the instrument. The shareholders have authorized that the convertible bonds will be settled in equity and not have any cash settlement potential except if a fundamental change or conversion rate adjustment causes the number of ADSs deliverable upon conversion to exceed the number of shares reserved for such purpose, among other circumstances provided in the governing indenture, and therefore the Company has chosen to recognize the instrument, in its entirety, at fair value. Depending on the final calculated share price on the date of conversion, the liability recognized may differ from the principal amount. See note 18 to our 2011 financial statements contained in our 2011 20-F.

(3)
Includes $100 million that we drew in June 2012 under our $1.0 billion syndicated revolving credit facility maturing in April 2014 that will be replaced by our new $1.0 billion syndicated revolving credit facility (see "Summary—Recent Developments—New Revolving Credit Facility"), a drawing of $51 million on our A$600 million syndicated revolving credit facility and $70 million outstanding on secured capital leases. In addition, during mid-July 2012 we drew a further $100 million under our $1.0 billion syndicated revolving credit facility maturing in April 2014 and $88 million on our A$600 million syndicated revolving credit facility, but such amounts are not included in the table above.

(4)
As at June 30, 2012, up to 33,524,615 of our ADSs (representing up to 33,524,615 of our ordinary shares) were issuable upon conversion of $732,500,000 principal amount of 3.50% guaranteed convertible bonds and conversion of $789,086,750 principal amount of 6.00% mandatory convertible subordinated bonds issued by AngloGold Ashanti Holdings Finance plc. As at June 30, 2012, a total of 5,301,657 options were granted and outstanding, of which up to 1,708,218 of our ordinary shares were issuable upon exercise of fully-vested options.

(5)
As at March 31, 2012.

        Except as disclosed above, there has been no material change since the dates indicated above in our consolidated capitalization or indebtedness.

RECONCILIATION OF TOTAL CASH COSTS AND
TOTAL PRODUCTION COSTS TO FINANCIAL STATEMENTS

        Total cash costs and total production costs are calculated in accordance with the guidelines of the Gold Institute industry standard and industry practice and are not US GAAP measures. The Gold Institute, which has been incorporated into the National Mining Association, is a nonprofit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which developed a uniform format for reporting total production costs on a per ounce basis. The guidance was first adopted in 1996 and revised in November 1999.

        Total cash costs, as defined in the Gold Institute industry guidelines, are production costs as recorded in the statement of operations, less offsite (i.e., central), general and administrative expenses (including head office costs charged to the mines, central training expenses, industry association fees, refinery charges and social development costs) and rehabilitation costs, plus royalties and employee termination costs.

        Total cash costs as calculated and reported by AngloGold Ashanti include costs for all mining, processing, onsite administration costs, royalties and production taxes, as well as contributions from by-products, but exclusive of depreciation, depletion and amortization, rehabilitation costs, employment severance costs, corporate administration costs, capital costs and exploration costs. Total cash costs per ounce are calculated by dividing attributable total cash costs by attributable ounces of gold produced.

        Total production costs, as defined in the Gold Institute industry guidelines, are total cash costs, as calculated using the Gold Institute industry guidelines, plus amortization, depreciation and rehabilitation costs.

        Total production costs as calculated and reported by AngloGold Ashanti include total cash costs, plus depreciation, depletion and amortization, employee severance costs and rehabilitation and other noncash costs. Total production costs per ounce are calculated by dividing attributable total production costs by attributable ounces of gold produced.

        Total cash costs and total production costs should not be considered by investors in isolation or as alternatives to production costs, net income/(loss) applicable to common stockholders, income/(loss) before income tax provision, net cash provided by operating activities or any other measure of financial performance presented in accordance with US GAAP or as an indicator of our performance. While the Gold Institute has provided definitions for the calculation of total cash costs and total production costs, the calculation of total cash costs, total cash costs per ounce, total production costs and total production costs per ounce may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies.

        However, we believe that total cash costs and total production costs in total, by mine and per ounce are useful indicators to investors and management as they provide:

  •
  an indication of profitability, efficiency and cash flows;

  •
  the change in costs as mining operations mature over time on a consistent basis; and

  •
  an internal benchmark of performance to allow for comparison against other mines, both within our group and of other gold mining companies.

        A reconciliation of production costs as included in our audited financial statements to total cash costs and to total production costs for each of the three years in the period ended December 31, 2011, is presented below.

AngloGold Ashanti operations—Total
(In $ millions and unaudited, except as otherwise noted)

	Year ended December 31,
	2009	2010	2011
Production costs per financial statements	2,229 (1)	2,656 (1)	2,977 (1)
Plus:
Production costs of equity accounted joint ventures(2)	154	179	205
Less:
Rehabilitation costs and other noncash costs	(46)	(117)	(182)
Plus/(less):
Inventory movement	56	52	95
Royalties	105	161	216
Related party transactions(3)	(16)	(15)	(10)
Adjusted for:
Noncontrolling interests(4)	(65)	(76)	(97)
Non-gold producing companies and adjustments	41	(9)	(29)

Total cash costs	2,458	2,831	3,175
Plus:
Depreciation, depletion and amortization	637	728	798
Employee severance costs	14	25	15
Rehabilitation and other noncash costs	46	117	182
Adjusted for:
Noncontrolling interests(4)	(9)	(32)	(57)
Non-gold producing companies and adjustments	(3)	(5)	(7)

Total production costs	3,143	3,664	4,106

Gold produced (000 ounces)(5)	4,599	4,515	4,329
Total cash costs per ounce(6)	534	627	733
Total production costs per ounce(6)	683	812	948

(1)
Audited.

(2)
Attributable production costs and related expenses of equity accounted joint ventures are included in the calculation of total cash costs per ounce and total production costs per ounce.

(3)
Relates solely to production costs as included in our consolidated financial statements and has, accordingly, been included in total production costs and total cash costs.

(4)
Adjusting for noncontrolling interest of items included in calculation, to disclose the attributable portions only.

(5)
Attributable production only.

(6)
In addition to the operational performances of the mines, total cash costs per ounce and total production costs per ounce are affected by fluctuations in the currency exchange rate. AngloGold Ashanti reports total cash costs per ounce and total production costs per ounce calculated to the nearest U.S. dollar amount and gold produced in ounces.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods indicated below were as follows:

	Year Ended December 31,					Three Months Ended March 31,
(Unaudited)	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	$(571):$85(1)	$(223):$102(1)	$(674):$136(1)	4.5x	13.2x	15.3x

(1)
In millions. In 2007, 2008 and 2009, we had a deficiency of earnings to fixed charges.

        We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed; (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods and dates indicated, certain information concerning U.S. dollar/South African rand exchange rates expressed in rands per $1.00. On July 20, 2012, the interbank rate between rands and U.S. dollars as reported by OANDA Corporation was ZAR8.15 = $1.00.

Year Ended December 31	High	Low	Year end	Average(1)
2007(2)	7.49	6.45	6.81	7.03
2008(2)	11.27	6.74	9.30	8.26
2009(3)	10.70	7.21	7.41	8.44
2010(3)	8.08	6.57	6.64	7.34
2011(3)	8.60	6.49	8.14	7.27
2012 (through July 20, 2012)(3)	8.56	7.46	—	7.90

(1)
The average rate of exchange on the last business day of each month during the year.

(2)
Based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

(3)
Based on the interbank rate as reported by OANDA Corporation.

        The following table sets forth, for the months indicated, average, high and low data as reported by OANDA Corporation.

Exchange Rate Information for the Months of(1)	High	Low
January 2012	8.23	7.70
February 2012	7.88	7.47
March 2012	7.70	7.46
April 2012	7.98	7.62
May 2012	8.40	7.72
June 2012	8.56	8.19
July 2012 (through July 20, 2012)	8.30	8.10

(1)
Based on the interbank rate as reported by OANDA Corporation.

 DESCRIPTION OF NOTES

        This section describes the specific financial and legal terms of the notes and the indenture, and should be read together with the more general description under "Description of Debt Securities" of the attached prospectus. To the extent that the following description is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, the following description replaces that in the attached prospectus.

        The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms.

General

        The notes will be issued under the indenture among Holdings as issuer, AngloGold Ashanti Limited as guarantor and The Bank of New York Mellon as trustee. Book-entry interests in the notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.

        The notes will initially be issued in an aggregate principal amount of $            and will mature on                        , 20    . The notes will bear interest at a rate of         % per annum, payable semi-annually in arrears on                         and                        of each year, commencing                        , 2013. The regular record dates for the notes will be every                        and                         of each year.

        If any scheduled interest payment date is not a business day, Holdings will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, Holdings may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

        A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or in the City of London.

        The notes will be unsecured and unsubordinated indebtedness of Holdings and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of Holdings' existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings' subsidiaries.

        The principal corporate trust office of the trustee in New York City is designated as the principal paying agent. Holdings may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Further Issuances

        Holdings may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as described in this prospectus supplement except for the price to the public and issue date, provided, however, that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of "notes" in this section where the context requires. There is no limitation on the amount of notes or other debt securities that Holdings may issue under the indenture.

Optional Redemption

        The notes will be redeemable as a whole or in part, at the option of Holdings or AngloGold Ashanti Limited at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-whole Spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. Further installments of interest on the notes to be redeemed that are due and payable on the interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Holdings.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if Holdings obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means each of Barclays Capital Inc., Citigroup Global Markets Inc. or their affiliates that are primary U.S. Government securities dealers and two other primary U.S. Government securities dealers in New York City selected by Holdings, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City, Holdings shall substitute therefor another such primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Holdings, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Holdings by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

        "Make-whole Spread" means                        basis points.

        Holdings will give notice to each holder of notes to be redeemed of any redemption Holdings or AngloGold Ashanti Limited propose to make at least 30 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of Holdings and at its expense. If fewer than all of the notes are to be redeemed, the notes to be redeemed shall be selected in accordance with DTC procedure.

        Unless Holdings or AngloGold Ashanti defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Optional Tax Redemption

        In the event of any tax law changes after the date of this prospectus supplement that require Holdings or AngloGold Ashanti Limited to pay additional amounts, as described in the attached prospectus under "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" and "—Payment of Additional Amounts" below, and in other limited circumstances, Holdings or AngloGold Ashanti Limited may call all, but not less than all, of the notes for redemption. This means Holdings or AngloGold Ashanti Limited may repay the notes early. You have no right to require Holdings or AngloGold Ashanti Limited to call the notes. We discuss our ability to redeem the notes in greater detail under "Description of Debt Securities—Optional Tax Redemption" in the attached prospectus.

        If Holdings or AngloGold Ashanti Limited call the notes, Holdings or AngloGold Ashanti Limited must pay you 100% of their principal amount. Holdings or AngloGold Ashanti Limited will also pay you unpaid accrued interest to the redemption date. The notes will stop bearing interest on the redemption date, even if you do not collect your money. Holdings will give notice to each holder of notes to be redeemed of any redemption Holdings or AngloGold Ashanti Limited proposes to make at least 30 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of Holdings and at its expense.

Change of Control Repurchase Event

        If a change of control repurchase event occurs in respect of the notes, unless either Holdings or AngloGold Ashanti Limited has exercised its right to redeem the notes as described under "Optional Redemption" or "Optional Tax Redemption" above or "Description of Debt Securities—Optional Tax Redemption" in the attached prospectus, Holdings will be required to make an offer to each holder of the notes to repurchase all or any part (in minimal denominations of $1,000 and integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at Holdings' option, prior to any change of control, but after the public announcement of the proposed change of control, Holdings will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of the notes electing to have their notes purchased pursuant to a change of control repurchase event offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the repurchase payment date. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the notes, Holdings will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

        On the repurchase date following a change of control repurchase event, Holdings will, to the extent lawful:

          (1)   accept for payment all notes or portions of the notes properly tendered pursuant to Holdings' offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by Holdings.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes (or make payment through the depositary), and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, however, that each new note will be in a minimum principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

        Holdings will not be required to make an offer to repurchase the notes issued by it upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Holdings and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "change of control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of AngloGold Ashanti Limited and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to AngloGold Ashanti Limited or one of its subsidiaries;

          (2)   the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of AngloGold Ashanti Limited) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of AngloGold Ashanti Limited's voting stock or other voting stock into which AngloGold Ashanti Limited's voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

          (3)   AngloGold Ashanti Limited consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, AngloGold Ashanti Limited, in any such event pursuant to a transaction in which any of the outstanding voting stock of AngloGold Ashanti Limited or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of AngloGold Ashanti Limited outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

          (4)   the first day on which the majority of the members of the board of directors of AngloGold Ashanti Limited cease to be continuing directors; or

          (5)   the adoption of a plan relating to the liquidation or dissolution of AngloGold Ashanti Limited.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) AngloGold Ashanti Limited becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of AngloGold Ashanti Limited's voting stock immediately prior to that transaction or (B) immediately following that transaction, no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of AngloGold Ashanti Limited's and its subsidiaries' assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to repurchase such holder's notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of AngloGold Ashanti Limited's and its subsidiaries' assets taken as a whole to another person or group may be uncertain. Holders may not be entitled to require Holdings to purchase their notes in certain circumstances involving a significant change in the composition of the board of directors of AngloGold Ashanti Limited, including in connection with a proxy contest, where the board of directors of AngloGold Ashanti Limited initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors for the purposes of the indenture governing the notes. This may result in a change in the composition of the board of directors of AngloGold Ashanti Limited that, but for such subsequent approval, would have otherwise constituted a change of control under the terms of the indenture governing the notes.

        "change of control repurchase event" means, provided the notes carry an investment grade rating from both of the rating agencies immediately prior to the occurrence of the change of control or the public notice of the intention by AngloGold Ashanti Limited to effect the change of control, as the case may be, the notes cease to be rated investment grade by each of the rating agencies on any date during the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; and (2) public notice of the intention by AngloGold Ashanti Limited to effect a change of control; provided, however, that a change of control repurchase event shall be deemed not to have occurred if (A) a rating agency that has reduced its rating of the notes below investment grade during that period does not announce or publicly confirm or inform the trustee in writing at Holdings' request that the reduction was the result, in whole or in part, of any event or circumstance comprised from or arising as a result of the applicable change of control (regardless of whether that change of control shall then have occurred) or (B) a rating of the notes by one of the rating agencies is within that period subsequently upgraded to an investment grade credit rating. Notwithstanding the foregoing, a change of control repurchase event will be deemed not to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.

        "continuing director" means, as of any date of determination, any member of the board of directors of AngloGold Ashanti Limited who:

          (1)   was a member of such board of directors on the date of the closing of this offering; or

          (2)   was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of AngloGold Ashanti Limited's proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "investment grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by AngloGold Ashanti Limited as a replacement rating agency or replacement ratings agencies.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "rating agency" means each of Moody's and S&P; provided, however, that if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of AngloGold Ashanti Limited's control, AngloGold Ashanti Limited may select (as certified by a resolution of AngloGold Ashanti Limited's board of directors) a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "voting stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of AngloGold Ashanti Limited and, thus, the removal of incumbent management. Subject to the limitations discussed below, AngloGold Ashanti Limited could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect AngloGold Ashanti Limited's capital structure or credit ratings on the notes. Restrictions on AngloGold Ashanti Limited's ability to incur liens are contained in the covenants as described under "Description of Debt Securities—Limitation on Liens" in the prospectus and "— Covenants" below.

        Holdings may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. See "Risk Factors—Risks relating to an investment in our notes—Holdings may be unable to purchase the notes upon a change of control repurchase event".

Payment of Additional Amounts

        The government of South Africa, the Isle of Man, any other jurisdiction where AngloGold Ashanti Limited or Holdings is a tax resident or in which Holdings does business, or the government of a jurisdiction in which a successor to Holdings is organized or is a tax resident, may require Holdings or

AngloGold Ashanti Limited to withhold or deduct amounts from payments of principal of, or any premium or interest on, the notes or any amounts to be paid under the guarantee, as the case may be, for taxes, duties, assessments or any other governmental charges. If a withholding of this type is required, AngloGold Ashanti Limited or Holdings, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which AngloGold Ashanti Limited or Holdings must pay additional amounts, see "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" in the attached prospectus.

Covenants

        Certain restrictive covenants apply to the notes as set forth in the indenture and described in "Description of Debt Securities—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus.

        In connection with the restrictive covenants set forth in the indenture, the lien restriction, which applies to capital market indebtedness (generally defined as indebtedness for money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or similar securities that are, or are capable of being, listed on a securities market) secured by a lien, does not apply if the capital markets indebtedness, together with all other capital markets indebtedness secured by liens (not including permitted liens described in "Description of Debt Securities—Limitation on Liens" of the attached prospectus) and the attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) (but not including sale and lease back transactions pursuant to which debt has been retired), does not exceed 10% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

        In addition, the limitation on sale and leaseback transactions does not apply if attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with the sale and lease back transaction, together with the attributable debt of all other sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) and the aggregate principal amount of the AngloGold Ashanti Limited's debt secured by liens on Principal Property of AngloGold Ashanti Limited or any restricted subsidiary (but not including permitted liens described under "Description of Debt Securities—Limitation on Liens" of the attached prospectus, and sale and lease back transactions pursuant to which debt has been retired) would not exceed 10% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

        The term "Principal Property" is defined in the indenture to mean any mine, together with any fixtures comprising a part thereof, and any plant or other facility, together with the land upon which such plant or other facility is erected and any fixtures comprising a part thereof, used primarily for mining or processing, the net book value of which exceeds 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, unless the board of directors of AngloGold Ashanti Limited believes that the property is not of material importance to our overall business or that the portion of a property in question is not of material importance to the rest of it.

Merger or Consolidation

        Under the terms of the indenture, each of Holdings and AngloGold Ashanti Limited is generally permitted to consolidate or merge with another entity. In addition, each of Holdings and AngloGold Ashanti Limited is also permitted to sell all or substantially all of its assets to another entity. However, neither Holdings nor AngloGold Ashanti Limited may take any of these actions unless all the following conditions are met:

  •
  where Holdings (or AngloGold Ashanti Limited, as the case may be) merges out of existence or sells its assets, the resulting or acquiring entity must agree to be legally responsible for the notes (or the guarantee, as the case may be);

  •
  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing; and

  •
  Holdings (or AngloGold Ashanti Limited or the acquiring entity, as the case may be) must deliver certain certificates and documents to the trustee.

Sinking Fund

        The notes will not be entitled to the benefit of a sinking fund.

Defeasance

        The notes will be subject to defeasance and covenant defeasance as set forth in the indenture and described in "Description of Debt Securities—Defeasance" of the attached prospectus.

Listing

        Holdings will apply for the listing of the notes on the New York Stock Exchange in accordance with its rules. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Guarantee

        AngloGold Ashanti Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the notes, including any additional amounts, when and as any such payments become due, whether at maturity, upon redemption or declaration of acceleration, or otherwise. AngloGold Ashanti Limited has obtained the approval of the South African Reserve Bank to provide the guarantee. The guarantee of the notes will be unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited's existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited's subsidiaries. Under the terms of the full and unconditional guarantee, holders of notes will not be required to exercise their remedies against Holdings before they proceed directly against AngloGold Ashanti Limited.

Events of Default

        "Events of default" with respect to the notes are defined to include certain failures to make payment on the notes, failures to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods, and commencement by Holdings or AngloGold Ashanti Limited of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings. These events of default are described in detail under the heading "Description of Debt Securities—Events of Default" in the accompanying prospectus. In addition, failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity (which acceleration is not rescinded or annulled within 10 days) of, debt of AngloGold Ashanti Limited or Holdings having an aggregate principal amount in excess of the greater of (i) $100,000,000 and (ii) five percent of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, shall also constitute an event of default with respect to the notes.

Trustee

        The Bank of New York Mellon is trustee, paying agent and registrar under the indenture. The Bank of New York Mellon's address is 101 Barclay Street, 4E, New York, New York 10286. The Bank of New York Mellon also serves as (i) trustee under the indenture among AngloGold Ashanti Holdings Finance plc, as issuer, and AngloGold Ashanti Limited, as guarantor, dated as of September 22, 2010, which governs the 6.00% mandatory convertible subordinated bonds due 2013 of AngloGold Ashanti Holdings Finance plc and (ii) depositary under the American Depositary Share program of AngloGold Ashanti Limited.

Book-Entry System

  Global Notes

        Holdings will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. For more information on the global notes, see "Description of Debt Securities—Global Securities" and "—Holders of Registered Debt Securities" in the attached prospectus.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme, Luxembourg, which we refer to as "Clearstream", or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear", in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their United States depositaries, which in turn will hold such interests in customers' securities accounts in the United States depositaries' names on the books of DTC.

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interlaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the "Euroclear Operator", under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the account of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities, in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the

Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants, in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly though Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

        None of AngloGold Ashanti Limited, Holdings or the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. AngloGold Ashanti Limited, Holdings and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

TAXATION

South African Taxation

  General

        The following is a summary of pertinent South African tax consequences relating to the holding, disposal and redemption of the notes. This information is not a substitute for independent advice pertaining to the particular circumstances of a holder of notes. It is intended as a general guide only and is based on current South African tax legislation and practice in force as at the date of this document.

        This information relates only to the position of a holder of notes who is the absolute beneficial owner of the notes and who holds the notes as a capital investment. It is not intended to apply to certain classes of holders of notes, such as brokers or dealers. If a holder of notes is in any doubt as to its tax position, or is resident or subject otherwise to tax in any jurisdiction other than South Africa, such holder should consult its own tax advisor.

  Interest on the notes

        Holders of notes who are resident for tax purposes in South Africa will generally be liable for South African income tax on the amount of any interest accruing in respect of the notes. For South African tax purposes, a holder who is a natural person will be a South African tax resident if he/she is ordinarily resident in South Africa or has physically been in South Africa for periods prescribed in the South African tax legislation. A company (or other juristic person) which is incorporated, formed or established outside South Africa will be a South African tax resident if such company or juristic person is effectively managed in South Africa. The residence status of both natural persons and juristic persons is subject to them not being regarded as tax residents in another jurisdiction in terms of a double tax treaty to which South Africa is a contracting state.

        Double taxation agreements may have application and impact the taxation of the interest if the holder of the notes is resident of both South Africa and a country that has concluded a double tax treaty with South Africa.

        For South African tax resident holders who are natural persons, the effective rate at which any interest will be taxed will not exceed 40% (at the current personal income tax rates). Furthermore, the first R22 800 per annum (for natural persons under 65 years of age) and the first R33 000 per annum (for natural persons over 65 years of age) of the total interest earned by the holder will be exempt from income tax. The effective tax rate for South African resident companies with respect to any interest earned on the notes is currently 28%.

        In terms of South African tax legislation interest will accrue on a yield to maturity basis (effectively a day-to-day basis) over the life period of the notes, taking into account any discounts or premiums at which the notes were acquired.

        Holders of notes who are not resident for tax purposes in South Africa will generally not be liable for South African income tax on the amount of any interest accruing in respect of the notes.

  Disposal of the notes prior to redemption

        If the notes are disposed of by means of a sale prior to their maturity, it may result in either a gain or a loss for the holder of the note. The gain or loss is determined in accordance with the provision of South African tax legislation. The rate at which the gain or loss will be taxed will depend on whether the gain is a revenue amount or a capital amount.

        Holders of notes who are not resident for tax purposes in South Africa will generally not be liable for South African income tax in respect of the disposal of the notes.

  Redemption of the notes

        If the notes are held until their maturity, there will be no gain or loss in the hands of the holder on the ultimate redemption of the notes.

        If the notes are redeemed prior to their maturity, such redemption may result in either a gain or a loss for the holder of the note. The gain or loss is determined in accordance with the provision of South African tax legislation and the rate at which the gain or loss will be taxed will be the income tax rates regardless of whether the gain is a revenue amount or a capital amount.

  Securities Transfer Tax

        No South African securities transfer tax will be payable on the issue, transfer, cancellation or redemption of the notes.

  Payments under the guarantee

        Payments under the guarantee to South African tax resident holders could be subject to South African income tax, depending on whether the receipt is a revenue amount or a capital amount.

        All payments by a South African guarantor to non-South African tax resident holders would, on the basis of current South African tax legislation and practice in force as at the date of this document, be made free and clear of and without withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in South Africa. With effect from 1 January 2013, if the payments under the guarantee are regarded as interest, a withholding tax will be introduced in South Africa in terms of which any person who makes a payment of any amount of interest for the benefit of a foreign person must withhold an amount equal to 15% of the amount of interest from that payment, subject to an exemption or a reduction in the rate in accordance with the provisions of an applicable double tax treaty with South Africa. Pursuant to the U.S.-South Africa double tax agreement, the withholding tax would generally not apply to holders who are entitled to the benefits under the double tax treaty.

Isle of Man Taxation

        The Isle of Man operates a zero rate of tax for most corporate taxpayers. This will include Holdings. Under the regime, Holdings will technically be subject to taxation on income in the Isle of Man, but the rate of tax will be zero; there will be no withholding to be made by Holdings on account of Isle of Man tax in respect of payments made to holders of the notes by Holdings.

        Holdings is resident for taxation purposes in the Isle of Man by virtue of being incorporated in the Isle of Man.

        Holders of the notes resident in the Isle of Man will, depending upon their particular circumstances, be liable to Manx income tax on principal, premium (if any) and interest in respect of the notes.

        The EU Savings Tax Directive (2003/48/EC) came into force on July 1, 2005. The Isle of Man has entered into bilateral agreements with the EU Member States which effectively require the Isle of Man to comply with the requirements of the directive.

        There is no capital gains tax, inheritance tax, stamp duty or stamp duty reserve tax in the Isle of Man. A probate fee may be payable in respect of the estate of a deceased holder of the notes, up to a current maximum of £649.

United States Federal Income Taxation

        The following is a summary of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) acquiring, holding and disposing of the notes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed U.S. Treasury regulations ("Regulations"), and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could affect the tax considerations described in this summary.

        This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to investors in light of their particular circumstances, such as investors subject to special tax rules (including, without limitation: (i) certain financial institutions; (ii) insurance companies; (iii) dealers or traders in stocks, securities, currencies or notional principal contracts; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) partnerships, pass-through entities, or persons that hold the notes through a partnership or pass-through entity; (viii) holders that are not U.S. Holders (as defined below); (ix) investors that hold the notes as part of a straddle, hedge, conversion or other integrated transaction for U.S. federal income tax purposes; (x) investors that have a functional currency other than the U.S. Dollar; and (xi) certain U.S. expatriates and former long-term residents of the United States), all of which may be subject to tax rules that differ significantly from those summarized below. This summary does not address U.S. federal estate, gift or alternative minimum tax considerations, or non-US, state or local tax considerations. This summary addresses only the U.S. federal income tax considerations for initial purchasers of the notes at their original issuance at the issue price (which is the first price at which a substantial amount of the notes is sold to the public) and assumes that investors will hold the notes as capital assets (generally, property held for investment).

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of notes that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and all of the substantial decisions of which one or more U.S. persons have the authority to control or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdictions.

  Payments of Interest

        Interest on a note (including the payment of additional amounts, if any) will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the holder's method of accounting for U.S. federal income tax purposes. Interest will be treated as foreign source income and generally should constitute "passive category" income for purposes of a U.S. Holder's foreign tax credit limitation. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

  Sale, Exchange, Retirement or Other Disposition of Notes

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, retirement or other disposition of a note equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that the U.S. Holder did not previously include in income, which will be taxable as interest income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be its cost for that note. Except to the extent attributable to accrued but unpaid interest (which will be taxable as such), gain or loss recognized on the sale or other disposition of a note will be capital gain or loss and will generally be treated as from sources within the United States. In the case of a U.S. Holder that is an individual, estate or a trust, the maximum marginal federal income tax rate applicable to capital gains is currently lower than the maximum marginal rate applicable to ordinary income if the notes are held for more than one year. The deductibility of capital losses is subject to significant limitations.

  Backup Withholding and Information Reporting

        In general, payments of principal and interest on, and the proceeds of a sale, exchange, retirement or other disposition of, the notes, payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary, will be reported to the IRS and to the U.S. Holder as may be required under applicable United States Treasury regulations. Additionally, backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders are not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability as long as the holder provides the required information to the IRS.

  Foreign Asset Reporting

        Recently-adopted legislation imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals and certain U.S. entities that hold any interest in a "specified foreign financial asset" if the aggregate value of all such assets exceeds $50,000 (and, in some circumstances, a higher threshold). The definition of "specified foreign financial asset" generally includes an interest in notes of a foreign corporation if not held in an account maintained by a U.S. financial institution. In accordance with this legislation, U.S. Holders may be required to file IRS Form 8938 with their U.S. federal income tax returns. U.S. Holders are urged to consult with their own tax advisors concerning this legislation and the filing of IRS Form 8938.

  Medicare Tax

        A U.S. Holder that is an individual, estate or a certain kind of trust will be required to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their "net investment income" for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

 UNDERWRITING

        We and the underwriters for the offering named below, for whom Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal amount of the notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
HSBC Bank plc
Scotia Capital (USA) Inc.

Total	$

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        The underwriters have advised us that, subject to the selling restrictions set forth below, they propose to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less concessions not in excess of        % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of        % of the principal amount of the notes to the other dealers. After the initial public offering, the public offering price, concession and discount may change. The offering of the notes is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the underwriters that the underwriters are expected to make offers and sales of the notes both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the SEC.

        We have agreed in the underwriting agreement that we will not offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the notes during the period from the date of this prospectus supplement until the date of the delivery of the notes other than commercial paper in the ordinary course or with the consent of the representatives. The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters expect that the delivery of the notes will be made against payment therefor on the settlement date specified on the cover page of this prospectus supplement, which will be the                        business day following the date of pricing of the notes (such settlement cycle being herein referred to as "T+    "). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of notes should be aware that the ability to settle secondary market trades of the notes effected on the date of pricing may be affected by the T+    settlement and should consult their advisor.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

        We have agreed to pay all fees and expenses in connection with this offering. Set forth below is an itemization of the estimated total fees and expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the notes by us.

SEC registration fee	$
Printing costs		$60,000
Legal fees and expenses		$1,000,000
Accounting fees and expenses		$500,000
Insurance expenses		$1,233,000
Trustee fees		$6,000
NYSE fees		$20,000
Miscellaneous costs		$126,000

Total	$

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for AngloGold Ashanti Limited or AngloGold Ashanti Holdings plc, or their affiliates, for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders to AngloGold Ashanti Limited or its affiliates under its revolving credit facility and have, from time to time, entered into hedging transactions with us and certain of our affiliates. As described in "Use of Proceeds," the net proceeds from this offering will be used for general corporate purposes, and pending such use, we may temporarily repay indebtedness under our revolving credit facility maturing in April 2014. Certain affiliates of the underwriters are lenders under this facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of AngloGold Ashanti Limited or its affiliates.

        Barclays Capital Inc. may be contacted at 745 Seventh Avenue, New York, New York 10019. Citigroup Global Markets Inc. may be contacted at 388 Greenwich Street, New York, New York 10013.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the notes or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

  United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sale business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  South Africa

        Each underwriter has represented and agreed that it has not and will not offer or solicit any offers for sale or subscription or sell any notes, in each case except in accordance with the South African exchange control regulations, the South African Companies Act, 2008, the Banks Act, 1990 and any other applicable laws and regulations of South Africa in force from time to time. In particular, each underwriter has represented and agreed that it will not offer notes for subscription, or otherwise sell any notes, to any person who, or which, is a Resident (as defined in the South African exchange control regulations), other than in strict compliance with the South African exchange control regulations in effect from time to time, and, without prejudice to the foregoing, that it will take all reasonable measures available to it to ensure that no note will be purchased by, or sold to, or beneficially held or owned by, any Resident other than in strict compliance with the South African exchange control regulations in effect from time to time.

 LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs Inc. Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore LLP. Certain legal matters with respect to United States and New York law will be passed upon for the underwriters by Davis Polk & Wardwell London LLP.

EXPERTS

        The consolidated financial statements of AngloGold Ashanti Limited appearing in AngloGold Ashanti Limited's Annual Report (Form 20-F) for the year ended December 31, 2011 have been audited by Ernst & Young Incorporated, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young Incorporated's address is Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg, South Africa.

        The financial statements of Société d'Exploitation des Mines d'Or de Sadiola S.A. as of December 31, 2010 and for the year then ended, have been incorporated by reference in this prospectus supplement and the attached prospectus in reliance upon the report of KPMG Inc., independent registered public accounting firm, incorporated by reference to the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2011, and upon the authority of said firm as experts in accounting and auditing. KPMG Inc.'s address is Dynarc House, 200 Nelson Mandela Drive, Brandwag, Bloemfontein, South Africa.

PROSPECTUS

AngloGold Ashanti Limited
(Registration No. 1944/017354/06)

Ordinary Shares, par value 25 South African cents,
in the form of Ordinary Shares or American Depositary Shares
Debt Securities
Warrants to Purchase Ordinary Shares
Rights to Purchase Ordinary Shares

AngloGold Ashanti Holdings plc

Guaranteed Debt Securities

AngloGold Ashanti Holdings Finance plc

Guaranteed Debt Securities

        We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information", before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering. This prospectus may be used by a selling securityholder to sell securities from time to time.

        Our American depositary shares, or ADSs, each representing one ordinary share, are listed on the New York Stock Exchange under the symbol "AU". Our ordinary shares are listed on the JSE Limited under the symbol "ANG", the London Stock Exchange under the symbol "AGD", the Australian Stock Exchange in the form of CHESS depositary interests under the symbol "AGG", each representing one-fifth of an ordinary share, the Ghana Stock Exchange under the symbol "AGA", and in the form of Ghanaian Depositary Shares listed on the Ghana Stock Exchange under the symbol "AADS", each representing one-hundredth of an ordinary share.

        Investing in these securities involves risks that are described in the "Risk Factors" section contained in the applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2012

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed on July 17, 2012 with the Securities and Exchange Commission (the "SEC"), using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Unless the context otherwise requires, and except as used in "Description of Debt Securities" (where such terms have the meanings given in that section), in this prospectus the terms the "Company", "we", "us" and "our" refer to AngloGold Ashanti Limited and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports and other information with the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 23, 2012 (our "Form 20-F"); and

  •
  Our Form 6-K filed with the SEC on June 27, 2012 containing unaudited condensed consolidated financial information as of March 31, 2012 and December 31, 2011 and for each of the three-month periods ended March 31, 2012 and 2011, prepared in accordance with U.S. GAAP, and related management's discussion and analysis of financial condition and results of operations.

        We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

        As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

        Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

  AngloGold Ashanti North America Inc.
  7400 East Orchard Road
  Suite 350
  Greenwood Village, CO 80111
  Telephone: +1 (303) 889-0700
  Fax: +1 (303) 889 0707
  E-mail: WChancellor@AngloGoldAshantiNA.com

  on and after October 1, 2012:

  AngloGold Ashanti North America Inc.
  6300 South Syracuse Way
  Suite 500
  Centennial, CO 80111
  Telephone: +1 (303) 889-0700
  Fax: +1 (303) 889 0707
  E-mail: WChancellor@AngloGoldAshantiNA.com

        When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any "free writing prospectus" that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this document and the documents incorporated by reference herein, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs, return on shareholders' equity, productivity improvements and other operating results, growth prospects and outlook of our operations, individually or in the aggregate, including the completion and commencement of commercial operations of certain of our exploration and production projects and the completion of acquisitions and dispositions, our liquidity, capital resources and capital expenditure, and the outcome and consequences of any potential or pending litigation or regulatory (including tax) proceedings or environmental issues, are forward-looking statements regarding our operations, economic performance and financial condition.

        You should consider any forward looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic and market conditions, success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals and actions, fluctuations in gold prices and exchange rates, and business and operational risk management. For a discussion of certain of these and other factors, refer to the information under the heading "Risk Factors". These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

        Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc are incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc reside outside the United States and all except one of AngloGold Ashanti Limited's directors, all of AngloGold Ashanti Limited's officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, substantially all of our, AngloGold Ashanti Holdings plc's and AngloGold Ashanti Holdings Finance plc's respective assets and the assets of our, AngloGold Ashanti Holdings plc's and AngloGold Ashanti Holdings Finance plc's respective directors and officers are located outside the United States. As a result, you may not be able to enforce against us, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc or any of our or their respective directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

        Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Edward Nathan Sonnenbergs, our South African counsel, that there are additional factors to be considered under South African law in respect of the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws. These additional factors include, but are not necessarily limited to, (i) South African public policy considerations; (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa; and (iv) the South African courts' inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts' intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts' jurisdiction).

        Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws.

ANGLOGOLD ASHANTI LIMITED

        We are a global gold company headquartered in Johannesburg, South Africa, with a portfolio of assets of differing ore body types in key gold producing regions and, based on production levels, we were the third-largest gold producer in the world in 2011. Our 20 operations, which comprise open-pit and underground mines, are located in ten countries (Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States), and are supported by extensive exploration activities. We conduct an exploration program, which covers greenfield, brownfield and, more recently, marine exploration, either directly or in collaboration with partners.

        We (formerly AngloGold Limited) (Registration number 1944/017354/06) were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act 71 of 2008, as amended ("2008 Companies Act"). On April 26, 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our registered office is located at 76 Jeppe Street, Newtown, Johannesburg, 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone +27 11 637-6000). Our general website is at www.anglogoldashanti.com. Information available on our website is not, and shall not be deemed to be, part of or incorporated by reference into this prospectus.

ANGLOGOLD ASHANTI HOLDINGS PLC

        AngloGold Ashanti Holdings plc is a wholly-owned subsidiary of AngloGold Ashanti Limited. The principal activity of AngloGold Ashanti Holdings plc is to act as a holding company for certain of AngloGold Ashanti Limited's operations and assets located outside South Africa.

        AngloGold Ashanti Holdings plc was incorporated on January 10, 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On February 2, 2004, S.M.I. Holdings Limited's name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On February 6, 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on February 10, 2004. AngloGold Holdings plc's name was changed to AngloGold Ashanti Holdings plc on October 18, 2005. On July 17, 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. AngloGold Ashanti Holdings plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG.

ANGLOGOLD ASHANTI HOLDINGS FINANCE PLC

        AngloGold Ashanti Holdings Finance plc is a finance company that is wholly-owned by AngloGold Ashanti Limited. Its business is to issue debt securities to finance the activities of AngloGold Ashanti Limited and its subsidiaries and affiliates. It has no other operations or employees.

        AngloGold Ashanti Holdings Finance plc was incorporated as a limited company under the laws of the Isle of Man on June 4, 2008. It is incorporated under the Isle of Man Companies Act 2006 with company number 002740V. AngloGold Ashanti Holdings Finance plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG.

RISK FACTORS

        For a description of some of the risks that could materially affect an investment in the securities being offered, you should read the discussion of risk factors in "Item 3.D.: Risk Factors", starting on page 14 in our Form 20-F, and identified in our future filings with the SEC, incorporated herein by reference, and in any supplement to the prospectus in relation to any offering of securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods indicated below were as follows:

											Three Months Ended March 31, 2012
	Year Ended December 31,
	2007		2008		2009		2010		2011
(Unaudited)
Ratio of earnings to fixed charges	$ $	(571)m: 85m(1)	$ $	(223)m: 102m(1)	$ $	(674)m: 136m(1)	4.5	x	13.2	x	15.3	x

(1)
In 2007, 2008, and 2009, we had a deficiency of earnings to fixed charges.

        We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed; (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from our sale of the securities under this prospectus to our general funds and will use them for funding any potential future acquisitions, or our working capital, project development or capital expenditure requirements or for our other general corporate purposes. In addition, we may apply the proceeds of such sale to the reduction of our short-term and other indebtedness as may be described in a prospectus supplement.

        AngloGold Ashanti Holdings plc may lend the proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes. AngloGold Ashanti Holdings Finance plc may lend the proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes.

        We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

SELECTED FINANCIAL DATA

        Effective January 1, 2012, AngloGold Ashanti Limited adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards update ("ASU") "Presentation of Comprehensive Income". The ASU revised the manner in which entities present comprehensive income in their financial statements to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items that are recorded in other comprehensive income. The adoption of this pronouncement impacted presentation of our condensed consolidated financial statements as at March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011, which are incorporated by reference herein, and will impact the presentation of our future quarterly and annual consolidated financial information. The following selected financial information presents our statement of comprehensive income for the periods presented.

Comprehensive Income

	Year ended December 31,
	2011	2010	2009
	(unaudited)
	(in $ millions)
Net income/(loss)	1,475	166	(777)
Other comprehensive income/(loss) ("OCI") consists of the following:
Translation (loss)/gain	(394)	234	326
Net loss on cash flow hedges removed from OCI and reported in income, net of tax	—	20	98
Net loss on cash flow hedges, net of tax	—	—	(12)
Hedge ineffectiveness on cash flow hedges, net of tax	—	—	5
Net(loss)/gain on available-for-sale financial assets arising during the period, net of tax	(81)	69	72
Reclassification of other-than-temporary impairment on available-for-sale financial assets to Net income during the period, net of tax	1	(51)	—
Realized loss in earnings on available-for-sale assets, net of tax	21	2	12
Share of equity accounted investments' other comprehensive loss	(1)	—	—

Other comprehensive income	(454)	274	501

Total comprehensive income/(loss)	1,021	440	(276)
Less: comprehensive (loss)/income attributable to noncontrolling interests	(44)	(59)	(55)

Total comprehensive income/(loss) attributable to AngloGold Ashanti	977	381	(331)

 PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the securities that may be offered. Unless the context otherwise requires, we will refer to the ordinary shares, ADSs, debt securities, guarantees, warrants and rights as the "offered securities". Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, and the documents incorporated by reference in this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" carefully before investing in our securities.

        The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us or a selling securityholder, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any U.S. federal income tax consequences and South African tax considerations applicable to the offered securities.

        For more detail on the terms of the offered securities, you should read the exhibits filed with, or incorporated by reference into, our registration statement on Form F-3, as well as the registration statements on Form F-6 (Registration Nos. 333-133049 and 333-159248) relating to the ADSs.

SOUTH AFRICAN RESERVE BANK APPROVAL

        The issuance of securities under this prospectus may be subject to the approval of the South African Reserve Bank.

DESCRIPTION OF SHARE CAPITAL

        For a description of our share capital, including the rights and obligations attached thereto, please refer to "Item 10.A.: Share Capital" in our Form 20-F, incorporated by reference herein.

DESCRIPTION OF ADSs

        For a description of our ADSs, including the rights and obligations attached thereto, please refer "Item 10.B.: Memorandum and Articles of Association—Description of ADS" of our Form 20-F, incorporated by reference herein, as well as to our registration statements on Form F-6 (Registration Nos. 333-133049 and 333-159248).

DESCRIPTION OF DEBT SECURITIES

        AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc may each issue debt securities in one or more distinct series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the general information set forth below.

        Except where the context clearly refers to AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc as the issuer of the debt securities and AngloGold Ashanti Limited as the guarantor of those securities, "we", "us" and "our" in this section refers to either AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, whichever is issuing the debt securities at any particular time.

        As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on behalf of holders of such bonds or notes. The trustee has two main roles. First, the trustee can enforce the rights of such persons against us if we default. There are some limitations on the extent to which the trustee acts on such persons' behalf, described under "Events of Default" on page 18. Second, the trustee performs certain administrative duties for us.

        AngloGold Ashanti Limited will issue debt securities under an indenture, as supplemented from time to time (the "debt indenture"), to be entered into between AngloGold Ashanti Limited and The Bank of New York Mellon as trustee (the "debt trustee"). AngloGold Ashanti Holdings plc will issue guaranteed debt securities under the indenture dated as of April 28, 2010, as supplemented from time to time (the "AGA Holdings guaranteed debt indenture"), among AngloGold Ashanti Holdings plc, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee (the "AGA Holdings guaranteed debt trustee"). AngloGold Ashanti Holdings Finance plc will issue guaranteed debt securities under the indenture dated as of September 22, 2010, as supplemented from time to time (the "AGA Holdings Finance guaranteed debt indenture" and, together with the AGA Holdings guaranteed debt indenture, the "guaranteed debt indentures"), among AngloGold Ashanti Holdings Finance plc, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee (the "AGA Holdings Finance guaranteed debt trustee").

        The term "trustee" refers to the debt trustee, the AGA Holdings guaranteed debt trustee or the AGA Holdings Finance guaranteed debt trustee, as appropriate. We will refer to the debt indenture, the AGA Holdings guaranteed debt indenture and the AGA Holdings Finance guaranteed debt indenture collectively as the "indentures" and each as an "indenture". The indentures are or will be subject to and governed by the United States Trust Indenture Act of 1939, as amended.

        As this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the applicable indenture because it, and not this description, defines the rights of holders of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form or a conformed execution copy, as applicable, of each indenture as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

General

        The debt securities offered by this prospectus will not be limited and the indentures will not limit the amount of debt securities that may be issued under them. Each indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of debt securities, as well as other unsecured debt securities, may be issued under that indenture in one or more series.

        The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered including:

  •
  whether the debt securities are issued by AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc;

  •
  the designation or title of the series of debt securities;

  •
  the aggregate principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates of interest (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any provisions modifying the restrictive covenants in the applicable indenture;

  •
  any provisions modifying the events of default in the applicable indenture;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any provisions modifying the defeasance and covenant defeasance provisions;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

  •
  whether the debt securities are subject to subordination and the terms of such subordination;

  •
  whether the debt securities are guaranteed and the terms and any subordination of such guarantee;

  •
  the place or places of payment, transfer, conversion and/or exchange of the debt securities;

  •
  whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

  •
  any provisions granting special rights to the holders of the debt securities, including any provisions requiring us to offer to repurchase debt securities, upon the occurrence of specific events;

  •
  the percentages of consolidated net tangible assets applicable to each of (i) the definition of Principal Property, (ii) the limitation on liens and (iii) the limitation on sale and leaseback transactions; and

  •
  any other terms.

        The debt securities will be the unsecured obligations of the issuer. Unless the debt securities are subject to subordination as specified in the prospectus supplement and related supplemental indenture, debt securities will rank equally with the other unsecured and unsubordinated indebtedness of the issuer. If subordinated, debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of the unsecured and unsubordinated indebtedness of the issuer, subject to the terms of subordination to be set forth in the prospectus supplement and the supplemental indenture.

        Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by the issuer in immediately available funds.

        For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

        None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under that indenture, are called the "securities". Each indenture also provides that there may be more than one trustee, each with respect to one or more different series of securities. See "Resignation of Trustee" on page 23. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term "securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to those series of securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the securities for which each trustee is acting would be treated as if issued under separate indentures.

        The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

        We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue securities with terms different from those of securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of securities and issue additional securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

        If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Full and Unconditional Guarantee of Debt Securities of AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc

        AngloGold Ashanti Limited will fully and unconditionally guarantee any debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc under a guarantee of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. AngloGold Ashanti Limited must obtain the approval of the South African Reserve Bank ("SARB") to provide this guarantee. Therefore, the issuance of guaranteed debt securities by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc under this prospectus will, in respect of the guarantee granted by AngloGold Ashanti Limited, require the approval of the SARB. Unless the guarantees are subject to subordination as specified in the prospectus supplement and related supplemental indenture, the guarantees will rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited. Because the guarantees determine the ranking of the debt guaranteed by them, guaranteed debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc will also rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited, unless otherwise specified in the prospectus supplement and related supplemental indenture. For a discussion of the payment of "additional amounts", please see "Payment of Additional Amounts with Respect to the Debt Securities" below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, as the case may be, before they proceed directly against AngloGold Ashanti Limited.

Payment of Additional Amounts with Respect to the Debt Securities

        Unless otherwise indicated in the applicable prospectus supplement, we will pay all amounts of principal of, and any premium and interest on, any debt securities, and all payments pursuant to any guarantee shall be made, without deduction or withholding for any taxes, assessments or other charges imposed by the government of South Africa or the Isle of Man or any other jurisdiction where we (and, in the case of guaranteed debt securities, the guarantor) are tax resident or in which we do business, as the case may be, or the government of a jurisdiction in which a successor to any of us, as the case may be, is organized or tax resident ("Taxing Jurisdiction"). If deduction or withholding of any of these charges is required by a Taxing Jurisdiction, we (or the guarantor) will pay any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" will not include:

  •
  the amount of any tax, assessment or other governmental charge imposed by any government of any jurisdiction other than a Taxing Jurisdiction (including any unit of the federal or a state government of the United States);

  •
  the amount of any tax, assessment or other governmental charge that is only payable because either:

  –
  a type of connection exists between the holder and a Taxing Jurisdiction; or

  –
  the holder presented the debt security for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

  •
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

  •
  the amount of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the debt securities;

  •
  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the debt security failing to accurately comply with a request from us either to provide information concerning the beneficial owner's nationality, residence or identity or make any claim or to satisfy any information or reporting requirement, if the completion of either is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from the applicable governmental charge;

  •
  any withholding or deduction that is imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26-27 November 2000 or any law implementing or complying with or introduced in order to conform to such Directive; or

  •
  any combination of the withholdings, taxes, assessments or other governmental charges described above.

        Additionally, additional amounts shall not be paid with respect to any payment to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder.

        The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

        References in this prospectus and the prospectus supplement to principal or interest will be deemed to include additional amounts payable with respect thereto.

Optional Tax Redemption

        Unless otherwise indicated in the applicable prospectus supplement, we or the guarantor may redeem each series of guaranteed debt securities at our option in whole but not in part at any time (except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), if:

  •
  we or the guarantor would be required to pay additional amounts, as a result of any change in the tax laws or treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction or, in the case of a treaty, to which a Taxing Jurisdiction is a party that, in the case of any of us, becomes effective on or after the date of issuance of that series (or, in the case of a successor that becomes effective after the date such successor becomes such, or, in the case of assumption by the guarantor, the date of such assumption), as explained above under "Payment of Additional Amounts with Respect to the Debt Securities", or

  •
  there is a change in the official application or interpretation of a treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of our affiliates borrows money from us, and because of the change this affiliate would be required to deduct or withhold tax on payments to us to enable us to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

        Except in the case of outstanding original issue discount debt securities, which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry form only represented by global securities.

        Subject to receiving the prior approval from the South African Reserve Bank authorizing us to issue bearer securities, we also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth selling and other restrictions applicable to the offer and purchase of such debt securities and the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

Holders of Registered Debt Securities

        Book-Entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in our applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

        For our debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.

Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Legal Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security that we issue in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are not permitted by law to own securities in book-entry form.

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

  •
  The depositary requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations when a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 120 days;

  •
  if we notify the trustee that we wish to terminate that global security;

  •
  if an Event of Default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; or

  •
  if any other condition specified in our prospectus supplement occurs.

        The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the direct holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable registrar's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "regular record date". Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "Global Securities—What Is a Global Security?"

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment when Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events of Default

        You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default? Unless we specify otherwise in the applicable prospectus supplement, the term "Event of Default" in respect of the debt securities of your series means any of the following:

  •
  failure to pay the principal of, or any premium on, a debt security of that series on its due date;

  •
  failure to pay interest or additional amounts on a debt security of that series within 30 days of its due date;

  •
  failure to deposit any sinking fund payment in respect of debt securities of that series on its due date;

  •
  we (or, in the case of guaranteed debt securities, we or the guarantor) remain in breach of a covenant in respect of debt securities of that series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25 percent of the principal amount of debt securities of that series;

  •
  we (or, in the case of guaranteed debt securities, we or the guarantor) file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

  •
  any other Event of Default in respect of debt securities of that series described in the prospectus supplement occurs.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders of the affected series.

        Remedies if an Event of Default Occurs.    Unless we specify otherwise in the applicable prospectus supplement, if an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an "indemnity") satisfactory to the trustee. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Unless we specify otherwise in the applicable prospectus supplement, before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give your trustee written notice that an Event of Default has occurred and remains uncured;

  •
  the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity to the trustee reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

  •
  the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

        Unless we specify otherwise in the applicable prospectus supplement, holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, any premium or interest; and

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

        Each year, we (and, in the case of guaranteed debt securities, the guarantor) will furnish to the applicable trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Merger or Consolidation

        Under the terms of the indentures, we (and, in the case of guaranteed debt securities, the guarantor) are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  •
  where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities;

  •
  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing. For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 18 under "Events of Default—What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

  •
  we must deliver certain certificates and documents to the trustee; and

  •
  we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

        There are three types of changes we can make to any of the indentures and the debt securities issued under the indentures.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes unless we specify otherwise in the applicable prospectus supplement:

  •
  change the stated maturity of the principal of (or premium, if any) or interest on a debt security;

  •
  reduce any amounts due on a debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

  •
  adversely affect any right of repayment at the holder's option;

  •
  change the place or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  adversely affect any right to convert or exchange a debt security in accordance with its terms;

  •
  reduce the percentage in principal amount of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

  •
  reduce the percentage in principal amount of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults under the applicable indenture;

  •
  modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

  •
  change any obligation to pay additional amounts, as explained above under "Payment of Additional Amounts with Respect to the Debt Securities".

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to any of the indentures or the debt securities would require the following approval unless we specify otherwise in the applicable prospectus supplement:

  •
  if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series;

  •
  if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

        In each case, any resolution passed or decision taken at any meeting of the holders of a series of debt securities must be in writing.

        The holders of a majority in principal amount of any series of debt securities issued under an indenture may waive our (and, in the case of guaranteed debt securities, the guarantor's) compliance with some of our covenants in that indenture. In the case of debt securities issued under the AGA Holdings Finance guaranteed debt indenture, the holders of all series of such debt securities vote together as a single class for this purpose. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Changes Requiring Your Approval".

        Further Details Concerning Voting.    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding securities of those series on the record date, and the vote or other action must be taken within eleven months following the record date. Unless otherwise specified in the applicable prospectus supplement or supplemental indenture, the holder of a debt security will be entitled to one vote for each $1,000 principal amount of the debt security that is outstanding and held by it. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance—Full Defeasance".

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state otherwise in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current U.S. federal tax law, we (or, in the case of guaranteed debt securities, we or the guarantor) can make the deposit described below and be released from some of the restrictive covenants in the indenture under which a particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and U.S. government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "covenant defeasance" must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor's) material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity; and

  •
  we must deliver to the trustee a legal opinion and officer's certificate, each stating that all conditions precedent to "covenant defeasance" under the indenture have been met.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we (or, in the case of guaranteed debt securities, we or the guarantor) can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following arrangements for you to be repaid:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "full defeasance" must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor's) material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities of the particular series would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

  •
  we must deliver to the trustee an opinion of counsel and an officer's certificate, each stating that all conditions precedent to "full defeasance" under the indenture have been met.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

  •
  only in fully registered certificated form;

  •
  without interest coupons; and

  •
  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the place of payment as specified in the applicable prospectus supplement. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any debt securities of a particular series are redeemable, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

        Each trustee may resign or be removed with respect to one or more series of securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Limitation on Liens

        AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any "Restricted Subsidiary" to, create, incur, issue, assume or guarantee any Capital Markets Indebtedness if the Capital Markets Indebtedness is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a "lien" or "liens") upon any "Principal Property" of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the securities issued under that indenture equally and ratably with or prior to such secured Capital Markets Indebtedness. Please see further below for definitions of "Restricted Subsidiary", "Capital Markets Indebtedness" and "Principal Property".

        This lien restriction will not apply to, among other things:

  •
  liens already existing at the time of our first issuance of debt securities under the applicable indenture;

  •
  liens on property or securities of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

  •
  liens arising by operation of law in the ordinary course of business and securing amounts not more than 60 days overdue;

  •
  liens created on an undertaking or asset in favor of a governmental or quasi-governmental (whether national, local or regional) or supra-governmental body in respect of the financing of that undertaking or asset at a preferential rate which secures only the payment or repayment of the financing for that undertaking or asset;

  •
  liens created in respect of any margin or collateral delivered or otherwise provided in connection with metal transactions;

  •
  liens on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed before or within 12 months after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost of construction or improvement incurred after the date of the applicable indenture, or existing liens on property acquired after the date of the applicable indenture, provided that such liens are limited to such property acquired or constructed or to the improvement of such properties;

  •
  liens on any Principal Property imposed to secure all or any part of the payment of costs of exploration, drilling, development, operation, construction, alteration, repair, improvement or rehabilitation, if they are created or assumed before or within 12 months after completion of these activities;

  •
  liens securing debt owed by a Restricted Subsidiary to AngloGold Ashanti Limited or to another Restricted Subsidiary;

  •
  liens on any property, shares of stock or indebtedness of a corporation consolidated with or merged into, or substantially all of the assets of which are acquired by AngloGold Ashanti Limited or a Restricted Subsidiary existing at the time of such acquisition;

  •
  certain deposits or pledges of assets;

  •
  liens in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these liens, including liens to secure tax exempt pollution control revenue bonds;

  •
  liens on property acquired by AngloGold Ashanti Limited or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

  •
  judgment liens in which the finality of the judgment is being contested in good faith;

  •
  liens for the sole purpose of extending, renewing or replacing debt secured by the permitted liens listed here, subject to certain limitations;

  •
  liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can be paid without penalty after they are due, or which are being contested in good faith; landlord's liens on leased property; and other similar liens which do not, in the opinion of AngloGold Ashanti Limited, materially impair the use of that property in the operation of its business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

  •
  any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with International Financial Reporting Standards;

  •
  liens on margin stock owned by AngloGold Ashanti Limited and its Restricted Subsidiaries to the extent this margin stock exceeds 25 percent of the fair market value of the sum of the

    Principal Property and that of the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness incurred by the Restricted Subsidiaries;

  •
  liens over assets for the purpose of securing financing for construction and development of a project such as a mining venture, which we usually call "project finance";

  •
  any mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest kept by the seller in a property AngloGold Ashanti Limited acquires, and any sale by AngloGold Ashanti Limited to another person of a mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest;

  •
  any lien created to secure our portion of someone else's expenses to develop or conduct operations with respect to mineral resources on a property in which we or one of our Restricted Subsidiaries has an interest;

  •
  any conveyance or assignment under the terms of which AngloGold Ashanti Limited or one of its Restricted Subsidiaries conveys or assigns to any person an interest in any mineral and/or the proceeds thereof, any royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest in real property; and

  •
  any lien to secure the performance of our obligations to others who jointly hold an interest in property with AngloGold Ashanti Limited or one of its Restricted Subsidiaries.

        In addition, the lien restriction does not apply to Capital Market Indebtedness secured by a lien, if the Capital Market Indebtedness, together with all other Capital Market Indebtedness secured by liens (not including permitted liens described above) and the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with Sale and Lease Back Transactions entered into after our first issuance of debt securities under the relevant indenture (but not including "Sale and Lease Back Transactions" pursuant to which debt has been retired), does not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries, as shown on the audited consolidated balance sheet prepared in accordance with International Financial Reporting Standards. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The term "Restricted Subsidiary" is defined in these indentures to mean any wholly-owned subsidiary of AngloGold Ashanti Limited which also owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company.

        The term "Capital Markets Indebtedness" is defined in the indentures to mean any indebtedness for money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or other similar securities that are, or are capable of being, quoted, listed or ordinarily dealt with in any stock exchange, over-the-counter or other securities market, having an original maturity of more than 365 days from its date of issue, or any guarantee or indemnity in respect of Capital Markets Indebtedness.

        The term "Principal Property" is defined in the indentures to mean any mine or mining-related facility, together with the land upon which such plant or other facility is erected and fixtures comprising a part thereof, whose net book value exceeds a certain percentage of consolidated net tangible assets of AngloGold Ashanti Limited, unless the board of directors of AngloGold Ashanti Limited thinks that the property is not of material importance to its overall business or that the portion of a property in question is not of material importance to the rest of such property. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The term "Margin Stock" as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the U.S. Federal Reserve System.

Limitation on Sale and Lease Back Transactions

        AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any Restricted Subsidiary, to enter into any arrangement with any party providing for the leasing to it or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by it or the Restricted Subsidiary to the party (a "Sale and Lease Back Transaction"), unless:

  •
  the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) of the Sale and Lease Back Transaction, together with the Attributable Debt of all other Sale and Lease Back Transactions entered into since the first issuance of debt securities under the applicable indenture and the aggregate principal amount of its debt secured by liens on Principal Property of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary (but excluding debt secured by permitted liens bulleted under "Limitation on Liens" above, and excluding Sale and Lease Back Transactions pursuant to which debt has been retired) would not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited, as shown on the audited balance sheet prepared in accordance with International Financial Reporting Standards, which percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement;

  •
  AngloGold Ashanti Limited or the Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property to be leased without securing the securities issued under the applicable indenture, as described in the bullet points under "Limitation on Liens" above;

  •
  AngloGold Ashanti Limited applies an amount equal to the fair value of the Principal Property that is the subject of a Sale and Leaseback Transaction to the retirement of the securities, or to the retirement of long-term indebtedness of AngloGold Ashanti Limited or a Restricted Subsidiary that is not subordinated to the debt securities issued; or

  •
  AngloGold Ashanti Limited enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of the Principal Property leased.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in currencies other than U.S. dollars may entail significant risks to U.S. holders. These risks include the possibility of significant fluctuations in the currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the applicable prospectus supplement.

General

        We may issue warrants to purchase ordinary shares. Such warrants may be issued independently or together with any other securities and may be attached or separate from those securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        The applicable prospectus supplement related to our issue of warrants will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

  •
  the designation and terms of the securities purchasable upon exercise of the warrants and the number of the securities issuable upon exercise of the warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right to exercise will expire;

  •
  whether the warrants will be issued in registered form or bearer form. If the warrants are issued in bearer form, the prior approval of the South African Reserve Bank must be obtained, and the bearer warrants will be issued on the conditions set out by the South African Reserve Bank;

  •
  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal and other applicable income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

        We may issue subscription rights to purchase our ordinary shares. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.

        The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

  •
  the title of the subscription rights;

  •
  the securities for which the subscription rights are exercisable;

  •
  the exercise price for the subscription rights;

  •
  the number of subscription rights issued;

  •
  the extent to which the subscription rights are transferable;

  •
  if applicable, a discussion of the material U.S. federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;

  •
  any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

  •
  if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

  •
  the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

  •
  the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

  •
  if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

        Each subscription right will entitle its holder to purchase for cash a number of our ordinary shares, ADSs or any combination thereof at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

        Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent's office or another office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward our ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The applicable prospectus supplement may offer more details on how to exercise the subscription rights.

        We may determine to offer subscription rights to our members only or additionally to persons other than members as described in the applicable prospectus supplement. In the event subscription rights are offered to our members only and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than members. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.

TAXATION

        The applicable prospectus supplement will describe certain U.S. federal income tax considerations of the acquisition, ownership and disposition of any securities offered under this prospectus by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

        The applicable prospectus supplement will describe certain South African income tax considerations to an investor who is a non-resident of South Africa of acquiring any securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on the debt securities will be subject to South African non-resident withholding tax.

        If the offered securities are debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, the applicable prospectus supplement will describe certain Isle of Man income tax considerations to an investor who is a non-resident of the Isle of Man of acquiring certain securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on debt securities will be subject to non-resident withholding tax in the Isle of Man.

PLAN OF DISTRIBUTION

        The offered securities may be sold, and the underwriters may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offered securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of these offered securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the offered securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  by pledge to secure debts or other obligations;

  •
  by an underwritten public offering;

  •
  by an underwritten offering of debt instruments convertible into or exchangeable for our ordinary shares on terms to be described in the applicable prospectus supplement;

  •
  in a combination of any of the above; or

  •
  any other method permitted pursuant to applicable law. In addition, the offered securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.

        The offered securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the offered securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the U.S. Securities Act of 1933, as amended ("U.S. Securities Act"), and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act.

        We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the U.S. Securities Act.

        Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.

        If so indicated in the applicable prospectus supplement relating to a particular issue of offered securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the offered securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

        We will advise any selling securityholder that while it is engaged in a distribution of the offered securities, it is required to comply with Regulation M promulgated under the U.S. Securities Exchange Act of 1934, as amended. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the offered securities.

LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs. Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore LLP.

 EXPERTS

        The consolidated financial statements of AngloGold Ashanti Limited appearing in AngloGold Ashanti Limited's Annual Report (Form 20-F) for the year ended December 31, 2011 have been audited by Ernst & Young Incorporated, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Société d'Exploitation des Mines d'Or de Sadiola S.A. as of December 31, 2010 and for the year then ended, have been incorporated by reference in the registration statement in reliance upon the report of KPMG Inc., independent registered public accounting firm, incorporated by reference to the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2011, and upon the authority of said firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

AngloGold Ashanti Holdings plc

$            % notes due 20

Fully and Unconditionally
Guaranteed by
AngloGold Ashanti Limited

PROSPECTUS SUPPLEMENT

Joint Book-Runners

Barclays

Citi

HSBC

Scotiabank

                        , 2012